     EXHIBIT A

Portions of this Share Exchange Agreement have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation “[***]”.

SHARE EXCHANGE AGREEMENT

by and among

DST SYSTEMS, INC.

DST OUTPUT MARKETING SERVICES, INC.

and

JANUS CAPITAL GROUP INC.

As of August 25, 2003

SHARE EXCHANGE AGREEMENT

     This SHARE EXCHANGE AGREEMENT, dated as of August 25, 2003 (this “Agreement”), is entered into by and among DST SYSTEMS, INC., a Delaware corporation having its principal place of business at 333 West 11th Street, Kansas City, Missouri, 64105 (“DST”), DST OUTPUT MARKETING SERVICES, INC., a New York corporation and an indirect wholly owned subsidiary of DST having its principal place of business at 333 West 11th Street, Kansas City, Missouri, 64105 (“OMS”), and JANUS CAPITAL GROUP INC., a Delaware corporation having its principal place of business at 100 Fillmore Street, Denver, Colorado 80206 (“Janus”).

W I T N E S S E T H:

     WHEREAS, the Business (as defined in Article I) is conducted by OMS and the DST Entities (as defined in Article I);

     WHEREAS, prior to the Closing (as defined in Section 2.2), DST will complete the Reorganization (as defined in Section 3.1), pursuant to which the Business as a going concern and the Additional Assets (as defined in Article I) will be consolidated, whether by merger or contribution or otherwise, into OMS, and thereafter at the Closing the Business will be operated solely by OMS and OMS will hold the Additional Assets;

     WHEREAS, immediately following the Reorganization, OMS shall be a direct, wholly owned subsidiary of DST;

     WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, (a) DST desires to exchange the OMS Shares (as defined in Article I) for the Janus DST Shares (as defined in Article I), and (b) Janus desires to exchange the Janus DST Shares for the OMS Shares;

     WHEREAS, immediately following the Exchange, Janus shall continue to own, subject to certain restrictions, the shares of DST Common Stock (as defined in Article I) (other than the Janus DST Shares) which Janus owned immediately prior to the Closing;

     WHEREAS, the parties hereto intend the Exchange (as defined in Section 2.1) to qualify as a tax-free exchange under Section 355(a) of the Code (as defined in Article I); and

     WHEREAS, the Boards of Directors of DST and Janus have, in each case, determined that it is in the best interests of their respective corporations to enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS AND OTHER MATTERS

     Section 1.1 Certain Definitions.

     As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

     “Action” means any administrative, regulatory, judicial or other formal proceeding by or before any Governmental Authority or arbitrator.

     “Additional Assets” means the Cash Amount.

     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings. For purposes of this Agreement, Janus shall be deemed not to be an “Affiliate” of DST or any of its Subsidiaries and DST or any of its Subsidiaries shall be deemed not to be an “Affiliate” of Janus; provided, however, that following the Closing, OMS shall be an “Affiliate” of Janus and shall not be an “Affiliate” of DST.

     “Ancillary Agreements” means the agreements to be entered into by and among DST and/or its Affiliates (other than OMS), on the one hand, and OMS and/or Janus, on the other hand, on or prior to the Closing, pursuant to which, among other things, certain services and goods will be provided to the parties to this Agreement, including, but not limited to the agreements described in Section 1.1 of DST’s Disclosure Schedule, which agreements include the terms that have been agreed to by DST and Janus prior to the date of this Agreement.

     “Antitrust Division” means the Antitrust Division of the United States Department of Justice.

     “Business” means the business of providing the products and services described in Exhibit A to DST’s Disclosure Schedule.

     “Business Contracts” mean the Contracts of the Business (other than Employment Agreements, Employee Benefit Plans and other Contracts primarily related to employee compensation or benefits, but including, to the extent assignable, all non-disclosure or confidentiality, non-compete or non-solicitation Contracts with Business Employees and agents or representatives of the Business).

     “Business Employees” means individuals who provide employment or employment-type services primarily to the Business as of the date hereof, other than any such individuals who cease employment with the applicable DST Entity prior to the Closing, but including any such individuals hired after the date hereof and prior to the Closing.

     “Business Day” means a day on which national banks are open for business in New York, New York.

     “Cash Amount” means an amount in cash equal to (i) the product of thirty two million three hundred thousand (32,300,000) and the DST Share Value less (ii) one hundred fifteen million dollars ($115,000,000).

     “Claims” means any and all (i) claims, (ii) demands or (iii) causes of action (in the case of clause (iii), relating to or resulting from an Action).

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidential Business Information” shall mean marketing data, financial information, customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals and other non-technical proprietary business information.

     “Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated November 11, 2002, among DST, Janus and Stilwell Financial Inc.

     “Contract” means any contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, guarantee and any similar understanding or arrangement, whether written or oral.

     “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of sections 701 et seq. of the Code and section 701 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign laws or regulations.

     “Credit Facilities” means (i) the Credit Agreement dated as of December 9, 2001 among DST Systems, Inc., the lenders party thereto and Bank of America, N.A. as Administrative Agent, as amended, and (ii) the Credit Agreement between Broadway Square Partners LLP and Firstar Bank, N.A. dated December 28, 2000, as amended.

     “Credit Facilities Consent” means the waiver or consent required under the Credit Facilities in connection with the Exchange.

     “DST Common Stock” means the Common Stock, $0.01 par value per share of DST.

     “DST Entities” means each Affiliate of DST (other than OMS) that is engaged in the operation or conduct of the Business or that has title to any asset which constitutes a Business Asset or is subject to a liability which constitutes a Business Liability, in each case, as of the date hereof or at any time prior to the Closing.

     “DST’s Disclosure Schedule” means the disclosure schedule that DST has delivered to Janus on the date of this Agreement prior to the execution hereof.

     “DST Share Value” means the average (arithmetic mean) of the per share closing prices of the DST Common Stock on the New York Stock Exchange for the twenty (20) consecutive trading days ending on the day prior to the Closing Date, or, if such common stock is not listed on such exchange, on any other national securities exchange on which such common stock is listed or, if not so listed and such common stock is admitted for trading on the Nasdaq National Market or the Nasdaq Smallcap Market, on such Nasdaq market; provided, however, that if such average price is less than thirty dollars ($30.00) per share, the DST Share Value shall be deemed equal to thirty dollars ($30.00) per share, and, if such average price is greater than thirty-four dollars and fifty cents ($34.50) per share, the DST Share Value shall be deemed equal to thirty-four dollars and fifty cents ($34.50) per share.

     “Employee Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of DST, the DST Entities or OMS or any beneficiary or dependent thereof that is sponsored or maintained by DST, the DST Entities or OMS or to which DST, the DST Entities or OMS contribute or are obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

     “Employment Agreement” means a written Contract or offer letter of DST or any of its Affiliates with or addressed to any Business Employee or Former Business Employee pursuant to which OMS shall, directly or indirectly, have any actual or contingent liability or obligation to provide compensation and/or benefits on or after the Closing Date in consideration for past, present or future services.

     “Encumbrances” means security interests, liens, Claims, charges, title defects, deficiencies or exceptions (including, with respect to Real Property, defects, deficiencies or exceptions in, or relating to, marketability of title, or leases, subleases or the like affecting title), mortgages, pledges, easements, encroachments, restrictions on use, rights-of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever.

     “Environmental Laws” means all Laws relating to pollution or protection of human health and safety or the environment (including ambient air, surface water, groundwater, land surface, natural resources or subsurface strata), including all such Laws relating to Releases or threatened Releases of Regulated Substances into the environment or work place, or otherwise relating to the environmental or worker health and safety aspects of manufacturing, processing, distribution, importation, use, treatment, storage, disposal, transport or handling of Regulated Substances, including, but not limited to, chemical inventories in all relevant jurisdictions, and all such Laws relating to the registration of products of the Business or OMS under the Federal

     Insecticide, Fungicide and Rodenticide Act, the Food Drug and Cosmetic Act, the Toxic Substances Control Act, the European List of Notified Chemical Substances, the European Inventory of Existing Commercial Chemical Substances or similar Laws.

     “Environmental Permit” means any permit, registration, approval, identification number, license or other authorization or filing required under or issued pursuant to any applicable Environmental Law.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means any entity which would be aggregated with DST under Section 414 of the Code or Section 4001(b) of ERISA.

     “FLSA” means the Fair Labor Standards Act, 29 U.S.C. Section 201, as amended.

     “Former Business Employee” means individuals who, prior to the Closing, provided employment or employment-type services primarily to the Business.

     “FTC” means the United States Federal Trade Commission.

     “GAAP” means United States generally accepted accounting principles.

     “Governmental Authority” means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

     “HSR Authority” means the FTC and/or the Antitrust Division.

     “Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person issued or assumed for deferred purchase price payments associated with acquisitions, divestments or other transactions; (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantees or similar credit transaction, excluding in all cases in clauses (i) through (v) current accounts payable, trade payables and accrued liabilities incurred in the Ordinary Course of Business.

     “Insurance Policies” means each insurance policy (other than relating to Employee Benefit Plans), which, as of the date hereof or hereinafter until the Closing, is maintained by or on behalf of or provides coverage primarily to (a) OMS with respect to the Business businesses and properties, or (b) the Business.

     “IRS” means the Internal Revenue Service of the United States of America.

     “Janus Consent” means the waiver or consent required under the Janus Credit Facility to consummate the Exchange.

     “Janus Credit Facility” means the Five-Year Competitive Advance and Revolving Credit Facility, dated as of December 7, 2000, by and among Stillwell Financial Inc., Janus Capital Corporation, the Lenders named therein, Wells Fargo Bank West, N.A. (as Documentation Agent), the Chase Manhattan Bank (as Syndication Agent) and Citibank, N.A. (as Administrative Agent and Swingline Lender), as amended from time to time.

     “Janus’ Disclosure Schedule” means the disclosure schedule that Janus has delivered to DST on the date of this Agreement prior to the execution hereof.

     “Janus DST Shares” means the thirty-two million three hundred thousand (32,300,000) shares of DST Common Stock owned by Janus as of the date hereof, appropriately adjusted for any stock dividend, stock split, reverse stock split, share combination, reclassification, recapitalization or similar transaction with respect to the DST Common Stock.

     “Laws” means all United States federal, state or local or foreign laws, constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law.

     “Leased Real Property” means any real property leased or subleased to OMS, DST or any of the DST Entities primarily for use in the operation of the Business and set forth (and designated as leased) in Section 4.20 of DST’s Disclosure Schedule.

     “Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

     “Material Adverse Effect” means, with respect to a Person or the Business, any change, effect, event, occurrence or state of facts which would reasonably be expected to be materially adverse to the business, operations or financial condition of such Person, and its Subsidiaries, taken as a whole or the Business, taken as a whole, or on the ability of such Person to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, other than any change, effect, event, occurrence or state of facts (a) that is generally applicable in the economy of the United States, (b) that is generally applicable in the United States securities markets, (c) generally affecting the industry in which OMS and (with respect to the Business) the DST Entities operate, (d) arising from or related to an act of international terrorism, or (e) relating to the announcement or disclosure of this Agreement and the transactions contemplated hereby.

     “Material Employment Agreement” means an Employment Agreement that requires the payment of cash compensation in excess of $100,000 per year or in excess of $250,000 in the aggregate.

     “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

     “OMS Common Stock” means the common stock, par value $0.01 per share, of OMS.

     “OMS Shares” means all of the issued and outstanding shares of OMS Common Stock.

     “Ordinary Course of Business” means, with respect to the Business or OMS, actions that (a) are consistent with the past practices of such Business within the preceding twenty-four months, or (b) are similar in nature, style and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Business.

     “Permitted Encumbrances” means (a) Encumbrances for Taxes or other assessments or charges by Governmental Authorities that arise by operation of Law and are not yet due and payable, or that are being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, materialmen’s, warehousemen’s and similar liens arising or incurred in the Ordinary Course of Business for (i) sums not due and payable, or (ii) payments which are being contested in good faith by appropriate proceedings, which proceedings as of the date hereof are disclosed in Section 4.20 of DST’s Disclosure Schedule; (c) other than with respect to Real Property, Encumbrances arising in the Ordinary Course of Business of the Business that do not and would not reasonably be expected to impair the continued use or operation of such assets substantially as such assets are currently used or operated, and (d) Encumbrances disclosed in Section 4.12.1 of DST’s Disclosure Schedule.

     “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a Governmental Authority.

     “Plan” means any Employee Benefit Plan other than a Multiemployer Plan.

     “Real Property” means, collectively, Leased Real Property and any real property to be leased pursuant to a sublease from DST or any of its Affiliates (other than OMS).

     “Real Property Lease” means the lease or sublease agreement pursuant to which a Leased Real Property is leased or subleased to OMS or any of the DST Entities (with respect to the Business).

     “Regulated Substances” means any substance which is listed, defined or regulated as a pollutant, contaminant, hazardous, dangerous or toxic substance, material or waste, or is otherwise classified as hazardous, dangerous or toxic in or pursuant to any Environmental Law or which is or contains any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products) as regulated under any applicable Environmental Law.

     “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Regulated Substances through or in the air, soil, surface water, groundwater or property.

     “Required Consents” means, collectively, (a) each consent or novation with respect to any Contract to which DST or any of its Subsidiaries is a party or by which any of their respective assets are bound required to be obtained from the other parties thereto by virtue of the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby in order to avoid the invalidity of the transfer of such Contract, the termination or acceleration thereof, giving rise to any obligation to make a payment thereunder or to any increased, additional or guaranteed rights of any person thereunder, a breach or default thereunder or any other change or modification to the terms thereof, and (b) each registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required from any third party or Governmental Authority by virtue of the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

     “Retained Business” means the business currently conducted by DST and its Subsidiaries other than the Business.

     “SEC” means the United States Securities and Exchange Commission.

     “Securities Act” means the United States Securities Act of 1933, as amended.

     “Subsidiaries” of any entity means, at any date, any Person (a) the accounts of which would be consolidated with those of the applicable entity in such entity’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity.

     “Tax” means any United States federal, state, local or foreign taxes, including but not limited to any income, gross receipts, payroll, employment, excise, severance, stamp, business, premium, windfall profits, environmental (including taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, value added tax, or similar tax, any alternative or add-on minimum tax, and any estimated tax, in each case, including any interest, penalty, or addition thereto, whether disputed or not.

     “Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item (including increases in Tax basis) which decreases Taxes paid or required to be paid, including any interest with respect thereto or interest that would have been payable but for such item.

     “Tax Returns” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of Taxes.

     “Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into by and among DST, Janus and OMS as of the Closing, substantially in the form previously agreed to by the parties hereto.

     “Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

     “WARN Act” means the Worker Adjustment and Retraining Notification Act and any similar state or local law of any jurisdiction in the United States of America.

     Section 1.2 Terms Defined in Other Sections. The following terms are defined elsewhere in this Agreement in the following Sections:

Accounting Firm	Section 2.5(d)
Adjusted Shareholder’s Equity	Section 2.5(c)
Agreement	Preamble
Antitrust Laws	Section 6.7.2
Business Assets	Section 3.2.1
Business Financial Statements	Section 4.18.1
Business Liabilities	Section 3.2.3
Business Products and Services	Exhibit A
Business Records	Section 6.12.2
Claim Dispute Notice	Section 10.5.4
Closing	Section 2.2
Closing Date	Section 2.2
Closing Date Balance Sheet	Section 2.5(a)
Collective Bargaining Agreement	Section 4.17.1
Conditions Satisfaction Date	Section 2.2
Confidential Information	Section 6.12.1
Damages	Section 10.4
Dispute Accountants	Section 2.5(d)
Dispute Notice	Section 2.5©
DST	Preamble
DST Basket	Section 10.2.2
DST Cap	Section 10.2.2
[***]	Exhibit A
DST Options	Section 6.14
DST Proxy Statement	Section 6.1.1
DST Stockholder Approval	Section 4.3
DST Stockholders Meeting	Section 6.2
DST’s knowledge	Section 11.14
Exchange	Section 2.1
Exchange Act	Section 4.5
Excluded Assets	Section 3.2.2
Excluded Liabilities	Section 3.2.4
Final Closing Date Balance Sheet	Section 2.5(c)
Financing	Section 6.26

HSR Act	Section 4.4.4
IAB Subsidiaries	Section 6.22
Indemnity Claim	Section 10.5.1
Intellectual Property	Section 4.11.5.1
Intercompany Arrangement	Section 4.21
Interim Business Financial Statements	Section 4.18.2
Janus	Preamble
Janus Basket	Section 10.3.2
Janus Cap	Section 10.3.2
Janus’ knowledge	Section 11.14
Licensed Intellectual Property	Section 4.11.2
[***]	Section 6.17.1
Non-OMS Business Assets	Section 3.2.1
Non-OMS Business Liabilities	Section 3.2.3
Notice of Claim	Section 10.5.1
OMS	Preamble
[***]	Exhibit A
OMS Intellectual Property	Section 4.11.2
Owned Intellectual Property	Section 4.11.1
Permits	Section 4.19.1
Records	Section 6.12.2
Reorganization	Section 3.1
Representatives	Section 10.2.1
Required Vote	Section 4.7
Restrictions	Section 6.13.1
Share Limit	Section 6.25.1
Technology	Section 4.11.5.2
Third Party Claim	Section 10.6.1
Waiving Parties	Section 6.23

     Section 1.3 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; and (d) the word “including” means “including without limitation.”

ARTICLE II.

EXCHANGE OF STOCK; CLOSING; CONSIDERATION ADJUSTMENT

     Section 2.1 Exchange of Stock. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) DST shall assign, transfer, convey and deliver to Janus and Janus shall accept and acquire from DST, all of the OMS Shares (free and clear of all Encumbrances) in exchange for the Janus DST Shares, and (b) Janus shall assign, transfer, convey and deliver to

DST, and DST shall accept and acquire from Janus, the Janus DST Shares (free and clear of all Encumbrances) in exchange for the OMS Shares (collectively, the “Exchange”).

     Section 2.2 Closing. The closing of the Exchange and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Sonnenschein Nath & Rosenthal LLP, Suite 1100, 4520 Main Street, Kansas City, MO 64111 at 10:00 A.M. on the third Business Day following the Conditions Satisfaction Date (as defined below), or at such other time and place as is mutually agreed in writing by Janus and DST. The date of the Closing is referred to herein as the “Closing Date.” For purposes of this Agreement, the “Conditions Satisfaction Date” shall be the date on which the last of the unsatisfied or unwaived conditions set forth in Article VIII has been satisfied or waived (other than those conditions contemplated to be satisfied at, or only capable of being satisfied at, the Closing, but subject to the satisfaction or waiver of those conditions).

     Section 2.3 DST’s Deliveries at the Closing. At the Closing, DST shall deliver or cause to be delivered to Janus the following:

              2.3.1 one or more stock certificates, together with stock powers executed in blank, representing all of the issued and outstanding capital stock of OMS;

              2.3.2 the Cash Amount, by wire transfer to an account of OMS;

              2.3.3 copies of those portions of the stock books, stock ledgers and minute books of DST and the DST Entities which relate to the Business and the stock books, stock ledgers and minute books of OMS;

              2.3.4 certified copies of resolutions, duly adopted by the Board of Directors of DST, OMS and the Affiliates of DST who are to be parties to the Ancillary Agreements, respectively, which shall be in full force and effect at the time of the Closing authorizing the execution and delivery and performance by DST, OMS and such DST Affiliates, respectively, of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

              2.3.5 a certificate of the Chief Executive Officer or Chief Financial Officer of DST pursuant to Sections 8.2.1 and 8.2.2 hereof;

              2.3.6 each of the Ancillary Agreements, executed by DST and its respective Affiliates, as the case may be;

              2.3.7 any written releases and waivers of the Restrictions obtained by DST pursuant to Section 6.13.1;

              2.3.8 letters of resignation, dated as of the Closing Date, from each of the directors and officers of OMS identified by Janus to DST at least three (3) days prior to the Closing Date;

              2.3.9 the certificates of merger of OMS following the mergers contemplated by the Reorganization; and

              2.3.10 such other documents as are reasonably required by Janus to be delivered to effectuate the transactions contemplated hereby.

              Section 2.4 Janus’ Deliveries at the Closing. At the Closing, Janus shall deliver or cause to be delivered to DST the following:

              2.4.1 one or more stock certificates, together with stock powers executed in blank, representing the Janus DST Shares;

              2.4.2 certified copies of resolutions, duly adopted by the Board of Directors of Janus which shall be in full force and effect at the time of the Closing authorizing the execution and delivery and performance by Janus of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

              2.4.3 each of the Ancillary Agreements to which Janus is a party, executed by it;

              2.4.4 a certificate of the Chief Executive Officer or Chief Financial Officer of Janus pursuant to Section 8.3.1 and 8.3.2 hereof; and

              2.4.5 such other documents as are reasonably required by DST to be delivered to effectuate the transactions contemplated hereby.

Each document of transfer or assumption referred to in this Article II (or in any related definition set forth in Article I) that is not attached as an Exhibit to this Agreement or is not otherwise an Ancillary Agreement shall be in customary form and shall be reasonably satisfactory in form and substance to the parties thereto, but shall contain no representations, warranties, covenants and agreements other than those specifically contemplated by this Agreement.

     Section 2.5 Post-Closing Adjustments.

     (a) Within thirty (30) days after the Closing Date, DST shall deliver to Janus an unaudited balance sheet of OMS dated as of the Closing Date (the “Closing Date Balance Sheet”) prepared on a basis consistent with the unaudited Interim Business Financial Statements. Janus and its representatives and accountants shall have the right to participate in and observe the process of the preparation of the Closing Date Balance Sheet, and such access as they may reasonably request to any books, records, work papers or other information.

     (b) In the event that the Adjusted Shareholder’s Equity reflected on the Closing Date Balance Sheet is less than $12 million, DST shall pay to OMS on a dollar-for-dollar basis, by wire transfer of immediately available funds, the amount necessary to achieve Adjusted Shareholder’s Equity of $13 million as of the Closing Date. In the event the Adjusted Shareholder’s Equity reflected on the Closing Date Balance Sheet is greater than $14 million, Janus shall cause OMS to pay to DST, on a dollar-for-dollar basis, by wire transfer of immediately available funds, the amount necessary to reduce Adjusted Shareholder’s Equity to $13 million as of the Closing Date. As used herein, the term “Adjusted Shareholder’s Equity” shall mean total shareholder’s equity of OMS as of the Closing Date less the Additional Assets. Any payments required pursuant to this subparagraph (b) shall be made within thirty (30) days following the receipt by Janus of the Closing Date Balance Sheet, unless a Dispute Notice (defined below) is delivered.

     (c) If, within thirty (30) calendar days after the date of receipt by Janus of the Closing Date Balance Sheet, Janus disputes the amount of Adjusted Shareholder’s Equity reflected therein, Janus will give written notice to DST within such thirty (30) calendar day period specifying in reasonable detail Janus’s basis for its dispute (a “Dispute Notice”). In the event that Janus notifies DST in writing that it has accepted the Closing Date Balance Sheet, or in the event that Janus does not issue a Dispute Notice within thirty (30) calendar days of receipt of the Closing Date Balance Sheet, then the Closing Date Balance Sheet shall become the Final Closing Date Balance Sheet (the “Final Closing Date Balance Sheet”).

     (d) If Janus submits a Dispute Notice to DST within such 30-day period, DST and Janus shall work together in good faith to seek to resolve the dispute over the correct amount of Adjusted Shareholder’s Equity. If DST and Janus are unable to resolve their disagreement within 15 calendar days after DST’s receipt of a Dispute Notice from Janus, the dispute shall be referred for determination to a nationally known firm of independent public accountants (an “Accounting Firm”) mutually selected by DST and Janus (the “Dispute Accountants”) as promptly as practicable. In the event that DST and Janus are unable to agree on the Dispute Accountants, then the Parties agree to retain KPMG LLP. The Dispute Accountants will make a determination as to the correct amount of Adjusted Shareholder’s Equity, which determination will be (a) in writing, (b) furnished to each of DST and Janus as promptly as practicable after the dispute has been referred to the Dispute Accountants, (c) made in accordance with this Agreement, and (d) conclusive and binding. DST and Janus will use reasonable commercial efforts to cause the Dispute Accountants to render their decision within thirty (30) days of submitting such dispute and shall promptly comply with all reasonable written requests for information, books, records and similar items. Neither party will disclose to the Dispute Accountants, and the Dispute Accountants will not consider for any purpose, any settlement offer made by either party. As part of the resolution of all outstanding disputes, the Parties will cause the Dispute Accountants to prepare the Final Closing Date Balance Sheet. Any payments required upon the determination by the Dispute Accountants shall be made within ten (10) days following such determination.

     (e) Janus shall pay the fees and expenses charged by any Dispute Accountant retained hereunder, unless any payment required to be made by DST pursuant to this Section 2.5 is greater than $500,000, in which case DST shall pay such fees and expenses.

ARTICLE III.

REORGANIZATION

     Section 3.1 Reorganization. DST agrees that, prior to the Closing, DST shall, and shall cause its respective Subsidiaries to, assign, transfer, convey and deliver to OMS, the Non-OMS Business Assets, the Additional Assets and the Non-OMS Business Liabilities (the “Reorganization”), and in exchange therefore, OMS shall (i) accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Non-OMS Business Liabilities.

     Section 3.2 Assets and Liabilities.

              3.2.1 Business Assets. For purposes of this Agreement, “Business Assets” means all of the assets, properties, rights, agreements and other interests identified in Section 3.2.1 of DST’s Disclosure Schedule. “Non-OMS Business Assets” means all of the Business Assets other than those Business Assets owned by OMS both prior to the Reorganization and as of the Closing. For the avoidance of doubt, “Business Assets” shall not include the Additional Assets.

              3.2.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, it is hereby acknowledged and agreed that Janus shall not directly or indirectly acquire or accept from DST or any of its Affiliates, any assets, rights, properties, agreements or other interests which are not described or referred to in Section 3.2.1 or Section 3.2.1 of DST’s Disclosure Schedule (such rights, properties, agreements and assets being referred to herein, collectively, as the “Excluded Assets”).

              3.2.3 Business Liabilities. For purposes of this Agreement, the term “Business Liabilities” means all Liabilities (other than the Excluded Liabilities) to the extent related to the Business or the Business Assets. “Non-OMS Business Liabilities” means all of the Business Liabilities other than those Business Liabilities already owed or assumed by OMS both prior to the Reorganization and as of the Closing.

              3.2.4 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, it is hereby acknowledged and agreed that Janus shall not directly or indirectly assume or be obligated to pay, perform or otherwise assume or discharge any Liabilities of DST or any of its Affiliates (including OMS), which are set forth in Section 3.2.4 of DST’s Disclosure Schedule or which do not relate more closely to the Business than to the businesses of DST other than the Business (except to the extent of any such Liabilities that are reflected in the Closing Date Balance Sheet and are comparable in nature and amount to those reflected in the Business Financial Statement for December 31, 2002) (such Liabilities being referred to herein, collectively, as the “Excluded Liabilities”).

              3.2.5 Taxes. For purposes of this Agreement, Taxes shall not be a Business Liability or an Excluded Liability, and refunds or credits from Taxes shall not be a Business Asset or Excluded Asset. Liabilities, refunds and credits with respect to Taxes shall be governed by and allocated in accordance with the Tax Sharing Agreement.

              3.2.6 Insurance.

                   3.2.6.1 If the Business or any Business Asset shall suffer any damage, destruction or loss after the date hereof, but before the Closing, and such Business or Business Asset and the related casualty are covered by any insurance policy maintained by DST or any of its Affiliates, then DST shall as soon as practicable repair, restore or replace such Business Asset, or if time does not permit so repairing, restoring or replacing, pay to OMS in cash at the Closing, the amount of the proceeds from such policy covering such damage, destruction or loss provided, that no payment shall be required pursuant to this Section 3.2.6.1 to the extent that the damage, destruction or loss to the Business or the Business Asset is reflected in the Final Closing Balance Sheet.

                   3.2.6.2 If the Business or any Business Asset shall incur any Business Liability following the date hereof, which arises out of or relates to actions or operations of the Business or such Business Asset prior to the Closing and for which DST or any of its Affiliates is entitled to receive reimbursement under any insurance policy, DST shall promptly notify Janus, and at Janus’ request use its reasonable commercial efforts to pursue such claim or, at DST’s discretion, assign and transfer all right of recovery under such claim to OMS, if such claim is assignable and transferable, and pay to OMS any recoveries or other payments received by DST or any of its Affiliates from insurance companies to the extent related to the Business Liability; provided that OMS agrees to pay reasonable expenses in either pursuing such claim or transferring such claim; provided, further that such Business Liability shall not be reflected on the Final Closing Balance Sheet.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF DST

     DST hereby represents and warrants to Janus as follows (it being understood and agreed that, with respect to any DST Entity not in existence as of the date hereof or ceasing to exist after the date hereof, these representations and warranties are made only with respect to the period of existence of such DST Entity):

     Section 4.1 Organization and Standing.

          4.1.1 Each of DST, the DST Entities and OMS is (a) a corporation, limited liability company or other legal entity duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate or other power, as the case may be, and authority to own, lease, use and operate its properties and to conduct its business, and (b) duly qualified or licensed to do business and, to the extent applicable, is in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Business or OMS. DST has furnished or made available to Janus a complete and correct copy of the certificate of incorporation and by-laws (or other comparable organizational documents) for DST, each of the DST Entities in existence on the date hereof and OMS, each as in effect on the date hereof. Section 4.1.1 of DST’s Disclosure Schedule sets forth a list, correct and complete, of the DST Entities as of the date of this Agreement.

          4.1.2 To DST’s knowledge, neither OMS nor any DST Entity has conducted the Business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names set forth in Section 4.1.1 of DST’s Disclosure Schedule.

     Section 4.2 Capitalization of OMS.

          4.2.1 As of the Closing, OMS’s authorized capital stock will consist of one hundred (100) shares of OMS Common Stock. DST will, as of the Closing, own all of the issued and outstanding shares of OMS beneficially and of record, free and clear of any Encumbrances. There will, as of the Closing, be no shares of capital stock of OMS issued or outstanding other than the OMS Shares. As of the Closing, DST shall have the sole, absolute and unrestricted right, power and capacity to exchange, assign and transfer all of the OMS Shares to Janus. Upon delivery to Janus of the certificates representing the OMS Shares at the Closing, Janus will acquire good and valid title to such shares, free and clear of any Encumbrances other than Encumbrances created by Janus or any of its Subsidiaries.

          4.2.2 As of the Closing, all of the OMS Shares shall be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive or similar rights. As of the Closing, there shall be no outstanding subscriptions, options, warrants, puts, calls, agreements or other rights of any type or other securities (a) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any shares of capital stock of OMS, (b) restricting the transfer of any shares of capital stock of OMS, or (c) relating to the voting of any shares of capital stock of OMS. As of the Closing, there shall be no issued or outstanding bonds, debentures, notes or other indebtedness of OMS having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of OMS may vote.

          4.2.3 As of the Closing, OMS shall not be in material default or violation (and no event shall have occurred which, with notice or the lapse of time or both, would constitute such a default or violation) of any term, condition or provision of its certificate of incorporation or bylaws.

          4.2.4 Except for the ownership interests set forth in Section 4.2.4 of DST’s Disclosure Schedule, as of the Closing, OMS shall not own, directly or indirectly, nor have entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other equity interests in any Person or is a member of or participant in any Person. As of the Closing, OMS will not have any Subsidiaries.

     Section 4.3 Corporate Power and Authority. Each of DST and OMS has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. DST and each of its Affiliates which will be a party to the Ancillary Agreements have all requisite corporate or other power, as the case may be, and authority to execute and deliver the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement or the Ancillary Agreements and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement by DST and OMS and the consummation by each of them of the transactions contemplated hereby, and the execution, delivery and performance of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by DST and each of its Affiliates which is a party thereto and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of each such Person and, except for obtaining the approval of the stockholders of DST of this Agreement and the transactions contemplated hereby by the Required Vote (the “DST Stockholder Approval”), no other corporate action or corporate proceeding on the part of DST or OMS is necessary to authorize the execution, delivery and performance by DST and OMS of this Agreement and the consummation by each of them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by DST and OMS and constitutes the legal, valid and binding obligation of DST and OMS, enforceable against DST and OMS in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). The Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements at the Closing will be duly executed and delivered by DST and its Affiliates which are a party thereto and will constitute the legal, valid and binding obligations of DST and such Affiliates which are a party thereto, enforceable against each such Person in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     Section 4.4 Conflicts; Consents and Approvals. Neither the execution and delivery by DST, OMS or any of their respective Affiliates of this Agreement, the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will:

          4.4.1 conflict with, or result in a breach of any provision of, the organizational documents of (a) DST, (b) OMS, or (c) any Affiliate of DST which is a party to the Ancillary Agreements or any other agreements and instruments to be executed and delivered in connection therewith;

          4.4.2 violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Business or the OMS Shares under any of the terms, conditions or provisions of (a) the organizational documents of DST, the DST Entities or OMS, (b) any Contract to which DST, the DST Entities (with respect to the Business) or OMS is a party or to which any of their respective properties or assets (including the Business Assets) may be bound which, if so affected, would either have a Material Adverse Effect on the Business or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (c) any permit, registration, approval, license or other authorization or filing to which DST, the DST Entities (with respect to the

Business) or OMS is subject or to which any of their respective properties or assets (including the Business Assets) may be subject;

          4.4.3 require any action, consent or approval of any non-governmental third party, except for the DST Stockholder Approval and the Credit Facilities Consents;

          4.4.4 violate any order, writ, or injunction, or any material decree, or material Law applicable to DST, the DST Entities, OMS or any Affiliate of DST which is a party to the Ancillary Agreements or any of their respective properties or assets (including the Business Assets) or to the Business; or

          4.4.5 require any action, consent or approval of, or review by, or registration or filing by DST, the DST Entities, OMS or any DST Affiliate which is a party to the Ancillary Agreements with, any Governmental Authority, other than (a) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (b) actions required to obtain the DST Stockholder Approval, including the filing of the DST Proxy Statement;

except as disclosed in Section 4.4 of the DST’s Disclosure Schedule and except in the case of Sections 4.4.2 (b) or (c), and Section 4.4.3 for any items (other than Encumbrances upon any of the properties or assets of the Business (except for Permitted Encumbrances) or upon the OMS Shares or Additional Assets) that would not, individually or in the aggregate, result in a Material Adverse Effect on the Business or materially impair the ability of DST or OMS to timely consummate the transactions contemplated hereby.

     Section 4.5 Proxy Statement. The DST Proxy Statement will comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that no representation is made by DST with respect to statements made therein based on information supplied in writing by Janus specifically for inclusion in the DST Proxy Statement. For purposes of this Agreement, the parties hereto agree that statements made and information in the DST Proxy Statement relating to the U.S. federal income tax consequences of the transactions herein contemplated to holders of DST common stock shall be deemed to be supplied by DST and not by Janus.

     Section 4.6 Board Approval. The Board of Directors of DST, by resolutions duly adopted, including approval by a majority of the “Disinterested Directors” (as defined in DST’s Certificate of Incorporation) and not subsequently rescinded or modified in any way, has duly (a) determined that the transactions contemplated by this Agreement and the Ancillary Agreements are fair to and in the best interests of DST and its stockholders, (b) approved this Agreement and the Ancillary Agreements and (c) determined to recommend to the stockholders of DST that such stockholders approve this Agreement and the transactions contemplated by this Agreement.

     Section 4.7 Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of common stock of DST is the only vote of the holders of any class of capital stock of DST necessary to approve the transactions contemplated by this Agreement (the “Required Vote”).

     Section 4.8 No Material Adverse Effect. Except as expressly contemplated by this Agreement (including with respect to the Reorganization) or as disclosed in Section 4.8 of DST’s Disclosure Schedule, since December 31, 2002, to the knowledge of DST, (a) OMS and the DST Entities have (i) operated the Business only in the Ordinary Course of Business, (ii) maintained their books and records in accordance with past accounting practice, and (iii) used all reasonable commercial efforts to preserve intact the assets and the business organization and operations of the Business, to keep available the services of its employees and to preserve its relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom the Business or any of the DST Entities or OMS have business relations, (b) no Material Adverse Effect on the Business or OMS has occurred, and (c) there has been no event, occurrence or development that has had, or would reasonably be expected to have, a material adverse effect on the ability of DST or OMS to timely consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, since December 31, 2002, except as expressly contemplated by this Agreement (including with respect to the Reorganization), the DST Entities and OMS have not taken any action that if taken on or after the date hereof, would constitute a breach of Section 6.4.

     Section 4.9 Taxes. OMS (and, to the extent relating to the Business or OMS, DST, each of the DST Entities and each consolidated, combined or unitary Tax group of which OMS, DST or any DST Entity is or was a member) has (i) duly and timely filed all Tax Returns relating to the Business or OMS that it was required to file (taking into account any extensions of the filing deadlines which have been validly granted) and (ii) paid all Taxes that are shown thereon as owing or that are otherwise due and payable by it. Such filed Tax Returns are true, correct and complete in all material respects. The charges, accruals and reserves on the Business Financial Statements as of December 31, 2002 in respect of Taxes for all open fiscal periods are adequate for the payment of all liabilities of OMS (and of DST and the DST Entities to the extent relating to the Business) for Taxes, and DST knows of no unpaid assessments for additional Taxes for any such fiscal period, which are not reflected on the Business Financial Statements as of December 31, 2002. Except as set forth in Section 4.9 of DST’s Disclosure Schedule, any deficiencies proposed with respect to OMS or the Business as a result of any governmental audits of Tax Returns have been paid or fully settled, and there are no disputes pending or threatened as to Taxes payable by OMS or with respect to the Business. Except as set forth in Section 4.9 of DST’s Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Taxes of OMS (or of DST or the DST Entities to the extent relating to the Business) for any period. Except as set forth in Section 4.9 of DST’s Disclosure Schedule, none of OMS, DST or the DST Entities to the extent relating to the Business (i) has filed a consent to the application of Section 341(f) of the Code, (ii) has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code within the past five years, (iii) is a party to any Tax sharing, allocation or indemnification agreement or arrangement, (iv) is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local or foreign Tax law) for any taxable year ending after the Closing Date or (v) has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than the affiliated group of which DST is the common parent) or has any liability for the Taxes of any Person (other than OMS and the DST Entities) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law).

     Section 4.10 Compliance with Law. Except as set forth in Section 4.10 of DST’s Disclosure Schedule, to the knowledge of DST, OMS, DST and each of the DST Entities and each of the officers, directors, employees and agents of OMS, DST and of the DST Entities has with respect to the Business complied in all material respects with all Laws applicable to the Business and OMS. Except as set forth in Section 4.10 of DST’s Disclosure Schedule, none of DST, OMS or any of the DST Entities has received any notice from any Governmental Authority that the Business or OMS or any DST Entity (with respect to the Business) or any of the Business Assets, Additional Assets or Business Liabilities has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or, to DST’s knowledge, threatened.

     Section 4.11 Intellectual Property.

          4.11.1 Section 4.11.1 of DST’s Disclosure Schedule sets forth a list that includes all material Intellectual Property (as defined in Section 4.11.5), which as of the Closing will be owned by, registered or filed in the name of, OMS (all such Intellectual Property is referred to in this Agreement as the “Owned Intellectual Property”). With respect to the Owned Intellectual Property that is registered or subject to an application for registration, Section 4.11.1 of DST’s Disclosure Schedule sets forth a list that includes the jurisdictions where such Owned Intellectual Property is registered or where applications have been filed, and all registration numbers. Except as set forth in the Ancillary Agreements or in Section 4.11.1 of DST’s Disclosure Schedule, as of the Closing, OMS will be the sole owner of the Owned Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances, and will have the right to use and sublicense, without payment to any other person, all such Owned Intellectual Property. As of the Closing, to DST’s knowledge, OMS will own its Technology free and clear of all Encumbrances other than Permitted Encumbrances.

          4.11.2 Section 4.11.1 of DST’s Disclosure Schedule also sets forth a list that includes all licenses of Intellectual Property to the DST Entities (with respect to the Business) or OMS (such Intellectual Property is referred to in this Agreement as the “Licensed Intellectual Property,” and together with the Owned Intellectual Property, the “OMS Intellectual Property”). Except as set forth in Section 4.11.1 of DST’s Disclosure Schedule, no material license relating to any OMS Intellectual Property or any Technology (as defined in Section 4.11.5) has been granted, except as provided in the Ancillary Agreements, customer agreements and nonexclusive licenses to end-users in the Ordinary Course of Business. None of the DST Entities (with respect to the Business) or OMS is bound by or a party to any option, license or similar Contract relating to any Intellectual Property of any other person for the use of such Intellectual Property in the conduct of its business, except as set forth in Section 4.11.1 of DST’s Disclosure Schedule, and except for license agreements relating to computer software licensed to OMS or to DST or a DST Affiliate for the nonexclusive benefit of OMS in the Ordinary Course of Business. Except as set forth in Section 4.11.1 of DST’s Disclosure Schedule, no claims are pending or, to the knowledge of DST, threatened, as of the date of this Agreement against the DST Entities (with respect to the Business) or OMS by any person claiming infringement by such DST Entity (with respect to the Business) or OMS of a proprietary right of such person in any Intellectual Property or Technology.

          4.11.3 The DST Entities (with respect to the Business) or OMS have paid all fees required to be paid, and have made all renewals required to be made, for the maintenance of their proprietary rights in the Owned Intellectual Property that is necessary for the conduct of the Business as currently conducted, except that neither the DST Entities, nor OMS have submitted patent applications or trademark or copyright applications for any Intellectual Property or Technology other than as described in Section 4.11.1 of DST’s Disclosure Schedule.

          4.11.4 To the knowledge of DST, as of date hereof, no third party is infringing in any material respect a proprietary right of the DST Entities (with respect to the Business) or OMS in any Owned Intellectual Property or Technology of the DST Entities (with respect to the Business) or OMS.

          4.11.5 In this Agreement:

              4.11.5.1 “Intellectual Property” means any patent (including all reissues, divisions, continuations and extensions thereof), patent application, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, copyright registrations, copyright applications and all rights in Internet domain name registrations and Internet protocol addresses.

              4.11.5.2 “Technology” means any trade secrets, inventions, know-how, formulae, customer lists, software, manufacturing information and data in whatever form, applications, use and maintenance information and technical specifications and plans for products, procedures and processes other than Confidential Business Information.

     Section 4.12 Title to Assets; Condition and Sufficiency of Assets.

          4.12.1 As of the Closing, OMS shall have good and valid title to, or a valid and binding leasehold interest or license, or its reasonable equivalent outside of the United States, (subject to the terms of the relevant lease or license) in, the Business Assets free and clear of any Encumbrances other than and subject to Permitted Encumbrances, except as disclosed in Section 4.12.1 of DST’s Disclosure Schedule, and the Additional Assets, free and clear of any Encumbrances.

          4.12.2 Except as disclosed in Section 4.12.2 of DST’s Disclosure Schedule, the Business Assets, the Business Contracts, the Leased Real Property, the OMS Intellectual Property, the Business Records, the Confidential Business Information of the Business, the Technology of the Business, together with the Ancillary Agreements, and the Business Employees constitute, and upon consummation of the transactions contemplated hereby will constitute, all of the rights, assets, properties and interests which are necessary and sufficient for the continued operation and conduct of the Business as the Business is currently being operated and conducted.

     Section 4.13 Environmental Matters. Except as set forth in Section 4.13 of DST’s Disclosure Schedule, and except as would not have a Material Adverse Effect on the Business or OMS, to DST’s knowledge:

          4.13.1 the Business, the DST Entities (with respect to the Business), OMS and the Business Assets are in compliance with, and have at all times complied with, all applicable Environmental Laws, and there are no facts, circumstances or conditions, including requirements of current Environmental Laws that have been adopted but are not yet effective, for which reserves or accruals would be required under GAAP, as consistently applied by DST;

          4.13.2 the Business, the DST Entities (with respect to the Business), OMS and the Business Assets are not subject to any existing, pending, or threatened Action or Claim by any Person under any Environmental Laws; and

          4.13.3 the Environmental Permits that are required for the conduct of the Business as it is conducted by the DST Entities, OMS and the Business Assets are valid, in full force and effect and enforceable according to their terms, no proceeding is pending or threatened, to revoke, modify or terminate such permits, and the DST Entities, OMS and the Business Assets are in compliance with, and have at all times complied with, all such Environmental Permits.

          4.13.4 Section 4.13 of DST’s Disclosure Schedule sets forth all unresolved, material findings from any internal and external environmental audits and reports (in each case, relevant to the Business, the DST Entities (with respect to the Business), OMS or any of the Business Assets) known to DST.

     Section 4.14 Litigation.

          4.14.1 There is no material Action pending or threatened in writing or, to DST’s knowledge, otherwise threatened, against DST, OMS or any of the DST Entities or any executive officer or director thereof in each case that (a) relates to the Business, the Business Assets, Additional Assets or Business Liabilities or the DST Entities (with respect to the Business) or OMS or (b) as of the date hereof, seeks, or could reasonably be expected, to prohibit or restrain the ability of DST or OMS to enter into this Agreement or to timely consummate any of the transactions contemplated hereby (including the Reorganization) or the ability of DST or any of its Affiliates to enter into any of the Ancillary Agreements to which it is a party or to timely consummate any of the transactions contemplated thereby and, to the knowledge of DST, there is no reasonable basis for any such Action.

          4.14.2 There is no Action pending that was instituted by OMS, DST or any of the DST Entities with respect to the Business claiming an amount in excess of $100,000, and none of OMS, DST or any of the DST Entities has made any Claim or threatened to make any such Claim or commence any such Action involving an amount in excess of $100,000.

          4.14.3 There are no material judgments, decrees, written agreements, memoranda of understanding or orders of any Governmental Authority outstanding against OMS, DST or any of the DST Entities relating to the Business or any Business Assets, Additional Assets or Business Liabilities which could reasonably be expected to prevent, prohibit, materially delay or enjoin the consummation of the transactions contemplated hereby.

     Section 4.15 Employee Benefit Plans.

          4.15.1 As of the Closing, OMS will not sponsor, maintain, contribute to, or have any Liability under, for or with respect to, any Employee Benefit Plans (including Multiemployer Plans) or any Employment Agreements, except as provided under the Ancillary Agreements. From and after the Closing, Janus or its Subsidiaries or Affiliates will not directly or indirectly have or incur any Liabilities, whether by virtue of the transactions contemplated by this Agreement or otherwise, with respect to or in connection with (i) any Employee Benefit Plans (including Multiemployer Plans) or any Employment Agreements, except as provided under the Ancillary Agreements; and (ii) the Business Employees or any other individuals who do or did at any time provide employment or employment-type services for or with respect to OMS or any of the DST Entities, which arose or were incurred at any time prior to the Closing.

          4.15.2 There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of DST or its ERISA Affiliates following the Closing.

          4.15.3 DST, the DST Entities and OMS have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to DST or its ERISA Affiliates.

          4.15.4 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of DST, the DST Entities or OMS, or result in any limitation on the right of DST, the DST Entities or OMS to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust or any Material Employment Agreement or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by DST, the DST Entities or OMS in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

          4.15.5 None of DST or its ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, DST or its ERISA Affiliates, or any person that DST, the DST Entities or OMS has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          4.15.6 There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to DST’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of DST, the DST Entities or OMS to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan, any participant in a Plan, or any other party.

          4.15.7 All Employee Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

     Section 4.16 Contracts. Section 4.16 of DST’s Disclosure Schedule contains a complete list, as of the date hereof, of all Contracts (other than this Agreement and the Ancillary Agreements and, except as noted below, Employment Agreements) to which OMS is, or will be at Closing, a party or bound, or that otherwise relate to the Business, a Business Asset, an Additional Asset or a Business Liability, and that fall within any of the following categories:

          (a) each customer agreement which involves the receipt or payment in 2002 or annually thereafter of more than $1,000,000;

          (b) each Contract providing for aggregate payment of, or the performance of services, or delivery of goods or materials with a value of, more than $1,000,000 in any 12 month period by or to any DST Entity (with respect to the Business) or OMS;

          (c) each Contract providing for the sale, lease or other disposition of any of the Business Assets other than in the Ordinary Course of Business;

          (d) each Contract for the purchase of any assets in excess of $1,000,000;

          (e) each joint venture or partnership agreement and each Contract providing for the formation of a joint venture, long-term alliance or partnership or involving an equity investment by any DST Entity (with respect to the Business) or OMS;

          (f) each Contract (including an Employment Agreement) (a) that by its express terms affects or limits the freedom in any material way of the Business, or OMS or the DST Entities (with respect to which obligations or limitations shall remain in effect following the Closing of the Business) to compete in any line of business or with any Person or in any geographic area or (b) that imposes non-solicitation, exclusive dealing or other similar obligations on the Business or OMS or the DST Entities (with respect to the Business), which obligations or limitations shall remain in effect following the Closing;

          (g) each Contract relating to any outstanding commitment for capital expenditures in excess of $1,000,000;

          (h) each Contract (or group of related Contracts) under which any DST Entity (with respect to the Business) or OMS has created, incurred, assumed, or guaranteed any Indebtedness or that relates to the lending or advancing of amounts or investment in any other Person, in each case, in excess of $1,000,000 by any of the DST Entities (with respect to the

Business) or OMS or providing for the creation of any Encumbrance securing an obligation likely to exceed $1,000,000 upon any Business Asset or Additional Asset;

          (i) each lease, sublease or similar agreement under which any DST Entity (with respect to the Business) or OMS is a lessee or sublessee of tangible personal property used or held for use in the Business, for an annual rent in excess of $1,000,000;

          (j) each joint research and development agreement involving expenditures by the Business in excess of $1,000,000 in any calendar year;

          (k) each Real Property Lease;

          (l) each Contract relating to material Licensed Intellectual Property;

          (m) any Contract concerning the marketing or distribution by third parties of any products or services of the Business (including any Contract requiring the payment of any sales or marketing or distribution commissions or granting to any Person rights to market, distribute or sell such products or services) involving sales of products of more than $1,000,000 annually;

          (n) any other Contract which was entered into other than in the Ordinary Course of Business involving payments to or from third parties in excess of $500,000;

          (o) to the knowledge of DST, any Contract which is otherwise material to the Business.

DST has made available to Janus or its representatives correct and complete copies of all such Contracts with all amendments thereof. Each such Contract is, and will at Closing be, valid, binding and enforceable against OMS and, to DST’s knowledge, the other parties thereto in accordance with its terms, and is, and will at Closing be in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). None of DST, the DST Entities or OMS is, or as of the Closing will be, in material default under or in material breach of or is, or as of the Closing will be, otherwise materially delinquent in performance under any such Contract, and, to DST’s knowledge no event has occurred, or will as of the Closing occur, that, with notice or lapse of time, or both, would constitute such a default. To DST’s knowledge each of the other parties thereto has performed in all material respects all of the obligations required to be performed by it under, and is not in material default under, any such Contract and, to DST’s knowledge no event has occurred that, with notice or lapse of time, or both, would constitute such a default. To DST’s knowledge there are no material disputes pending or threatened in writing with respect to any such Contracts. None of DST, the DST Entities or OMS, or to DST’s knowledge, any other party to any such Contract has exercised any option granted to it to terminate or shorten or extend the term of such Contract, and none of DST, the DST Entities or OMS, has given written or oral notice or received written or, to DST’s knowledge, oral notice to such effect. Subject to the rights of other parties thereto to terminate such agreements pursuant to the terms thereof in the ordinary course, and any amendments which may be agreed to by OMS following the Closing, to the knowledge of DST, all of such Contracts will continue to be valid, binding, enforceable and in full force and effect on substantially identical terms following the consummation of the transactions contemplated hereby, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity), subject to obtaining any Required Consents disclosed in Section 4.16 of DST’s Disclosure Schedule, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business or OMS.

     Section 4.17 Labor and Employment Matters

          4.17.1 There are no collective bargaining agreements, union contracts or similar agreements or arrangements in effect that cover any Business Employee (each, a “Collective Bargaining Agreement”). Except as set forth in Section 4.17.1 of DST’s Disclosure Schedule, to DST’s knowledge, with respect to any Business Employee, (a) there is no labor strike, dispute, slowdown, lockout or stoppage pending or threatened against OMS or with respect to any Business Employees, and OMS has not experienced any labor strike, dispute, slowdown, lockout or stoppage since December 31, 2000; (b) there is no unfair labor practice charge or complaint against any of OMS and (with respect to the Business) the DST Entities pending or, to DST’s knowledge, threatened before the National Labor Relations Board or before any similar state or foreign agency; (c) there is no grievance or arbitration arising out of any Collective Bargaining Agreement or other grievance procedure; and (d) no charges are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

          4.17.2 Except as set forth in Section 4.17.2 of DST’s Disclosure Schedule, at no time within one year prior to the date hereof have DST or any of its Affiliates effectuated any of the following with respect to any Business Employee: (a) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility; (b) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility; nor have any of the DST Entities or OMS been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law; or (c) any other event, which under the Laws of any jurisdiction outside of the United States of America, would require notification and/or consultation with employee representatives, affected parties or government agencies, a “social plan,” or similar employer action as a result of, or in connection with, employee terminations or business restructurings.

          4.17.3 Except as set forth in Section 4.17.3 of DST’s Disclosure Schedule, the DST Entities (with respect to the Business) and OMS are in compliance in all material respects with all Laws, regulations and orders relating to the employment of labor, including all such Laws, regulations and orders relating to wages, hours, the WARN Act and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

     Section 4.18 Financial Statements.

          4.18.1 Section 4.18.1 of DST’s Disclosure Schedule contains true, correct and complete copies of the audited financial statements of the Business consisting of statements of income for the years ended as of December 31, 2002, 2001 and 2000 and balance sheets as of December 31, 2002 and 2001. Such audited financial statements (the “Business Financial Statements”) present fairly the financial condition of the Business as of the dates thereof and its statements of income and cash flows and changes in equity for the periods then ended and have been prepared in accordance with GAAP applied on a consistent basis (except as may be disclosed in the notes thereto).

          4.18.2 Section 4.18.2 of DST’s Disclosure Schedule contains true, correct and complete copies of the unaudited financial statements of the Business for the six-month period ended on June 30, 2003 (the “Interim Business Financial Statements”). The Interim Business Financial Statements present fairly the financial condition of the Business as of such date, and the consolidated results of its operations and cash flows for the period then ended and have been prepared in accordance with GAAP applied on a consistent basis (except as may be disclosed in the notes thereto).

          4.18.3 Except (a) as disclosed or reserved against in the balance sheet portion of the Business Financial Statements for the period ended December 31, 2002 or (b) as incurred after December 31, 2002 (1) in the Ordinary Course of Business and (2) without violation of Section 6.4, or (c) as set forth in Section 4.18.3 of DST’s Disclosure Schedule, the Business, the Business Assets, the Additional Assets and OMS are not subject to, and the Business Liabilities do not include, any Liabilities.

     Section 4.19 Permits; Compliance.

          4.19.1 To DST’s knowledge, each of the DST Entities (with respect to the Business) and OMS is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and as it will be conducted through to the Closing (collectively, the “Permits”). There is no material Action pending, or, to DST’s knowledge, threatened, regarding any of the Permits and each such Permit is in full force and effect. To DST’s knowledge, the DST Entities (with respect to the Business) and OMS are not in conflict with, or in material default (or would be in default with the giving of notice, the passage of time, or both) with, or in violation of, any of the Permits.

     Section 4.20 Real Estate.

          4.20.1 As of the date hereof and the Closing Date, OMS does and will not own any real property. Section 4.20 of DST’s Disclosure Schedule sets forth a list, complete and accurate in all respects, of all real property that is, as of the date hereof, and will be as of the

Closing, leased or subleased to OMS and used in the operation of the Business. DST has provided Janus with true and correct copies of all leases for the Leased Real Property.

          4.20.2 Each Real Property Lease is and will be at the Closing valid, binding and enforceable against OMS and, to DST’s knowledge, the other parties thereto in accordance with its terms, and is in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          4.20.3 As of the Closing, OMS will not be in material default under, in material breach of or otherwise materially delinquent in performance under any Real Property Lease and, to DST’s knowledge, no event has occurred, or as of the Closing will occur, which, with due notice or lapse of time, or both, would constitute such a default; and

          4.20.4 There are no material leases or subleases to which OMS will be a party or bound at Closing, as lessor, and third parties, as lessees, with respect to any of the Real Property, except as disclosed in Section 4.20 of DST’s Disclosure Schedule.

          4.20.5 To DST’s knowledge, there does not exist any actual, threatened or contemplated condemnation or eminent domain proceedings that affect any material Real Property.

          4.20.6 To DST’s knowledge, the current use and occupancy of the Real Property and the improvements located thereon are not in violation of any material recorded covenants, conditions, restrictions, reservations, easements or agreements affecting the Real Property.

          4.20.7 To DST’s knowledge, no part of any material improvement located on the Real Property which is material to its operation is dependent for its access, operation or utility on any land, building or other improvements not included in the Real Property, and all the material Real Property has sufficient access to public roads, except as disclosed in Section 4.12.1 of DST’s Disclosure Schedule.

     Section 4.21 Intercompany Services. Except for the Ancillary Agreements and except as set forth in Section 4.21 of DST’s Disclosure Schedule, there are no Contracts pursuant to which any goods, services, materials or supplies are provided (i) by OMS, the Business, or the Business Assets, on the one hand, to DST or any of its Affiliates (other than OMS), on the other hand, or (ii) by DST or any of its Affiliates (other than OMS), on the one hand, to OMS, the Business, or the Business Assets, on the other hand (each, an “Intercompany Arrangement”).

     Section 4.22 Relationships with Customers. Except as set forth in Section 4.22 of DST’s Disclosure Schedule, since December 31, 2002, neither DST nor any of its Subsidiaries has received any written communication in which any customer of the Business who accounted for annual sales in excess of $1,000,000 during DST’s immediately preceding fiscal year states an intention to terminate or materially reduce its purchases from the Business.

     Section 4.23 Guaranties. Except as set forth in Section 4.23 of DST’s Disclosure Schedule, OMS is not directly or indirectly (a) liable, by guarantee or otherwise, upon or with respect to, (b) obligated to provide funds with respect to, or to guarantee or assume, any Indebtedness or other obligation of any Person.

     Section 4.24 Certain Other Tax Matters. Neither DST nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance, in each case that could reasonably be expected to prevent DST from receiving either of the opinions described in clause (a) of Section 8.1.3.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF JANUS

     Janus hereby represents and warrants to DST as follows:

     Section 5.1 Organization and Standing. Janus is (a) a corporation duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate power and authority to own, lease, use and operate its properties and to conduct its business, and (b) duly qualified or licensed to do business and is in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Janus.

     Section 5.2 Corporate Power and Authority. Janus has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. Janus has all requisite corporate power and authority to execute and deliver the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement or the Ancillary Agreements and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement by Janus and the consummation by Janus of the transactions contemplated hereby, including the exchange and delivery to DST of the Janus DST Shares, and the execution, delivery and performance of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by Janus and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of Janus. This Agreement has been duly executed and delivered by Janus and constitutes the legal, valid and binding obligation of Janus, enforceable against Janus in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). The Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by Janus in connection with this Agreement or the Ancillary Agreements at the Closing will be duly executed and delivered by Janus and will constitute the legal, valid and binding obligations of Janus, enforceable against Janus in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     Section 5.3 Conflicts; Consents and Approvals. Neither the execution and delivery by Janus of this Agreement, the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by Janus in connection with this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will:

          5.3.1 conflict with, or result in a breach of any provision of, the organizational documents of (a) Janus or (b) any Affiliate of Janus which is a party to the Ancillary Agreements or any other agreements and instruments to be executed and delivered in connection therewith;

          5.3.2 violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the Janus DST Shares or any of the other properties or assets of Janus under any of the terms, conditions or provisions of (a) any organizational documents of Janus, (b) any Contract to which Janus is a party or to which any of its properties or assets may be bound, or (c) any permit, registration, approval, license or other authorization or filing to which Janus is subject or to which any of its properties or assets may be subject;

          5.3.3 violate any order, writ, or injunction, or any material decree, or material Law applicable to Janus or any of its properties or assets;

          5.3.4 require any action, consent or approval of, or review by, or registration or filing by Janus with, any Governmental Authority, other than (a) actions required by the HSR Act, and (b) actions required to obtain the DST Stockholder Approval, including the filing of the DST Proxy Statement; or

          5.3.5 require any action, consent or approval of any non-governmental third party, except for the Janus Consent;

except in the case of Sections 5.3.2 or 5.3.5 for any of the items specified therein (other than Encumbrances upon the Janus DST Shares) that would not, individually or in the aggregate, result in a Material Adverse Effect on Janus or materially impair the ability of Janus to timely consummate the transactions contemplated hereby.

     Section 5.4 Janus DST Shares. As of the date hereof, Janus owns a total of 39,724,052 shares of DST Common Stock. As of the Closing, Janus will have good and valid title to the Janus DST Shares, free and clear of all Encumbrances. Upon delivery to DST of the certificates representing the Janus DST Shares at the Closing, DST will acquire good and valid title to such shares, free and clear of any Encumbrances, other than Encumbrances created by DST or any of its Subsidiaries.

     Section 5.5 Board and Stockholder Approval. The Board of Directors of Janus, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified, has (a) determined that the transactions contemplated by this Agreement and the Ancillary Agreements are fair to and in the best interests of Janus, (b) approved this Agreement, and (c) authorized all necessary actions of the officers of Janus to consummate the transactions contemplated in this Agreement and in the Ancillary Agreements. No vote of the stockholders of Janus is required to approve the transactions contemplated by this Agreement.

     Section 5.6 Litigation. As of the date hereof, there is no material Action pending or threatened in writing, or, to Janus’ knowledge, otherwise threatened, against Janus that seeks, or could reasonably be expected, to prohibit or restrain the ability of Janus to enter into this Agreement or to timely consummate any of the transactions contemplated hereby and, to the knowledge of Janus, there is no reasonable basis for any such Action.

     Section 5.7 No Material Adverse Effect. No event, occurrence or development exists that would reasonably be expected to have a material adverse effect on the ability of Janus to timely consummate the transactions contemplated hereby.

     Section 5.8 Investment Representation. Janus is acquiring the OMS Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such stock. Janus agrees that the OMS Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

     Section 5.9 Certain Tax Matters. Neither Janus nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance, in each case that could reasonably be expected to prevent Janus from receiving either of the opinions described in clause (b) of Section 8.1.3.

     Section 5.10 Governmental Actions. There are no material judgments, decrees, written agreements, memoranda of understanding or orders of any Governmental Authority outstanding against Janus which could reasonably be expected to prevent, prohibit, materially delay or enjoin the consummation of the transactions contemplated hereby.

ARTICLE VI.

COVENANTS AND AGREEMENTS

     Section 6.1 Proxy Statement.

          6.1.1 DST shall use its reasonable commercial efforts to promptly prepare and file with the SEC a preliminary form of the proxy statement to be sent to the DST stockholders in connection with the DST Stockholders Meeting (the “DST Proxy Statement”). DST shall use its reasonable commercial efforts to have the DST Proxy Statement cleared by the SEC as promptly as practicable after such filing. DST shall provide Janus and its legal counsel with reasonable opportunity to comment upon the form and substance of the DST Proxy Statement (including any amendments or supplements thereto) prior to filing such proxy statement, amendment or supplement with the SEC, and DST shall use its reasonable commercial efforts to incorporate Janus’ reasonable comments into the DST Proxy Statement (including any amendments or supplements thereto). DST will advise Janus, promptly after it receives notice thereof, of any request by the SEC for amendment of the DST Proxy Statement or comments thereon which relate to the Business and/or the transactions contemplated by this Agreement and the Ancillary Agreements and shall provide to Janus copies of any comments received from the SEC in connection therewith and shall use its reasonable commercial efforts to consult with Janus in responding to the SEC.

          6.1.2 DST and Janus each agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it or its Affiliates for inclusion or incorporation by reference in the DST Proxy Statement, and any amendment or supplement thereto will, at the time filed with the SEC, at the date of mailing to stockholders and at the time of the DST Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the date of the DST Stockholders Meeting any information relating to DST or Janus, or any of their respective Affiliates, officers or directors, should be discovered by DST or Janus which should be set forth in an amendment or supplement to the DST Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by applicable law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the DST stockholders.

          6.1.3 DST will use its reasonable commercial efforts to cause the DST Proxy Statement to be mailed to its stockholders as promptly as practicable after the date on which the DST Proxy Statement is cleared by the SEC.

     Section 6.2 Stockholder Meeting; Board Recommendation. DST will take reasonable commercial efforts to convene, and shall convene, a meeting of the stockholders of DST at which the stockholders of DST shall consider approval of this Agreement and the transactions contemplated hereby (the “DST Stockholders Meeting”) as promptly as practicable. The Board of Directors of DST shall recommend to the DST stockholders the approval of the matters to be submitted to the stockholders at the DST Stockholders Meeting, which recommendation shall be set forth in the DST Proxy Statement, and shall use its reasonable commercial efforts to solicit such approval. Janus shall vote all shares of DST Common Stock beneficially owned by Janus at the time of the DST Stockholders Meeting in favor of approval of this Agreement and the transactions contemplated hereby at the DST Stockholders Meeting.

     Section 6.3 Access and Information.

          6.3.1 Prior to the Closing, except to the extent prohibited by applicable Law, DST will permit (and will cause OMS and each of the DST Entities to permit) representatives of Janus to have reasonable access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, Contracts, commitments, reports of examination and documents of or pertaining to the Business, the DST Entities (to the extent relating to the Business), OMS, the Business Assets, the Additional Assets and the Business Liabilities, as may be necessary to permit Janus to, at its sole expense, make, or cause to be made, such investigations thereof as Janus reasonably deems necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, and DST shall (and shall cause OMS and the DST Entities to) reasonably cooperate with any such investigations. No investigation by Janus or its representatives or advisors prior to or after the date of this Agreement (including any information obtained by Janus pursuant to this Section 6.3) shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement nor shall the conduct or completion of any such investigation be a condition to any of Janus’ obligations under this Agreement.

     Section 6.4 Conduct of Business. DST covenants and agrees that, from and after the date hereof until the Closing, except as otherwise expressly contemplated by this Agreement, it shall, and shall cause OMS and the DST Entities to, conduct the Business and the businesses of OMS and the DST Entities (with respect to the Business) only in the Ordinary Course of Business. DST shall, and shall cause its Subsidiaries to, use reasonable commercial efforts to preserve the Business’, DST Entities’ (to the extent related to the Business) and OMS’s, operations, physical facilities, working conditions and their respective business relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom the Business or any of the DST Entities (to the extent related to the Business) or OMS have significant business relations. DST shall not, and shall cause its Subsidiaries not to, knowingly take any action that would cause its representations and warranties to be untrue in any material respect.

     Section 6.5 Closing Documents. DST shall, prior to or at the Closing, execute and deliver, or cause to be executed and delivered, to Janus, the documents or instruments described in Sections 2.3 and 8.2 to be delivered by DST or its Affiliates prior to or at the Closing. Janus shall, prior to or at the Closing, execute and deliver, or cause to be executed and delivered to DST, the documents or instruments described in Sections 2.4 and 8.3 to be delivered by Janus prior to or at the Closing.

     Section 6.6 Efforts to Consummate; Further Assurances.

          6.6.1 Subject to the terms and conditions of this Agreement, each party hereto shall use reasonable commercial efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable as promptly as practicable to satisfy the conditions set forth in Article VIII and to consummate the transactions contemplated hereby. Each party shall cooperate in all reasonable respects with the other party hereto in assisting such party to comply with this Section 6.6.

          6.6.2 Subject to the terms and conditions hereof (including, to the extent applicable, Section 6.7) from time to time whether before, at or for a period of two years following the Closing, each of Janus and DST shall, and shall cause their respective Affiliates to, make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable Laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including applying for, obtaining, or causing to be obtained, authorizations, approvals, orders, licenses, permits, franchises or consents of all third parties or Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement, including the Required Consents. In the event that any Business Contract (including any Real Property Lease) is not transferable indirectly to Janus through the transfer of the OMS Shares, DST shall, and shall cause the appropriate DST Entity to, use its reasonable commercial efforts to maintain such Contract, Permit or other Business Asset for the benefit of OMS (including the benefit of enforcement of any rights of DST or any of its Affiliates against any third party thereto arising out of breach or cancellation by the third party thereto or otherwise), or otherwise make arrangements reasonably requested by Janus designed to provide to OMS such benefit; provided, that OMS shall be responsible for performing the obligations of DST and the appropriate DST Entity under any such Contract or Permit or with respect to such other Business Asset, in each case, that OMS would have been responsible for had they been transferable directly to OMS, and only to the extent that the corresponding benefits thereunder are provided to OMS. Prior to Closing, DST shall use its reasonable commercial efforts to obtain estoppel certificates, in form and substance reasonably satisfactory to Janus, duly executed by Janus or OMS and the landlord for each item of Leased Real Property and the landlord consents referred to in Section 4.4 of the DST Disclosure Schedule.

          6.6.3 Subject to the terms and conditions hereof (including, to the extent applicable, 6.7), from time to time, whether before, at or for a period of two years following the Closing, each of Janus and DST shall, and shall cause their respective Affiliates to, make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable Laws, to assure fully to OMS (and, following the Closing, Janus and its Subsidiaries) and its and their successors or permitted assigns, all of the Business Assets, Additional Assets, Business Contracts and Business Liabilities intended to be conveyed to, owned by, or assumed by OMS under this Agreement and the Ancillary Agreements and to assure fully to DST, and its respective successors and permitted assigns, the maintenance by DST of the Excluded Assets and the assumption by OMS of the Business Liabilities intended to be assumed by OMS under this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby (including (i) transferring back to DST any Excluded Asset, Excluded Liability or item relating to or included in the Retained Business, respectively, which Excluded Asset, Excluded Liability or item relating to or included in the Retained Business was transferred to Janus indirectly through the acquisition of the OMS Shares at the Closing and (ii) transferring to OMS any asset or liability contemplated by this Agreement to be a Business Asset, Additional Asset, Business Contracts or a Business Liability, respectively, which asset or liability was not transferred to OMS at or prior to the Closing.

          6.6.4 In furtherance and without limitation to the foregoing, for a period of two years following the Closing, DST shall, and shall cause its Affiliates to, make reasonable commercial efforts to cause the Permits to be transferred to OMS or, if any such Permits are not transferable, DST shall assist OMS in obtaining new Permits so that it may operate the Business as of the Closing Date in compliance with applicable Laws, including Environmental Laws.

          6.6.5 In furtherance and without limitation to the foregoing, for a period of two years following the Closing, each of Janus and DST shall, and shall cause their respective Affiliates to, make reasonable commercial efforts to make or cause to be made all filings and applications required of each of them or such Affiliates under the Environmental Laws or the Environmental Permits as promptly as practicable, and, in any event, within 20 Business Days after the date of this Agreement.

     Section 6.7 Certain Covenants.

          6.7.1 Each of Janus and DST shall (a) promptly make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby after the date of this Agreement, (b) use reasonable commercial efforts to comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the FTC, the Antitrust Division or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Authorities under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use reasonable commercial efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act.

          6.7.2 Each of Janus and DST shall use reasonable commercial efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). Each of Janus and DST shall use reasonable commercial efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act with respect to such transactions as promptly as possible after the execution of this Agreement.

          6.7.3 In the event that following the Closing, DST or any of its Affiliates receives any payments in respect of receivables, which were reflected on the Closing Date Balance Sheet, DST shall, or shall cause the applicable Affiliate to, deliver such payment to OMS promptly after such receipt.

     Section 6.8 Notification by the Parties. Each party hereto shall use its reasonable commercial efforts to as promptly as practicable inform the other parties hereto in writing if, prior to the consummation of the Closing, it obtains knowledge that any of the representations and warranties made by such party in this Agreement ceases to be accurate and complete in any material respect (except for any representation and warranty that is qualified hereunder as to materiality or Material Adverse Effect, as to which such notification shall be given if the notifying party obtains knowledge that such representation and warranty ceases to be accurate and complete in any respect). Each party hereto shall also use its reasonable commercial efforts to promptly inform the other parties hereto in writing if, prior to the consummation of the Closing, it becomes aware of any fact or condition that constitutes, in its reasonable judgment, a breach of any covenant of such party as of the date of this Agreement or that would reasonably be expected to cause any of its covenants to be breached as of the Closing Date. Any such notification shall not be deemed to have cured any breach of any representation, warranty, covenant or agreement made in this Agreement for any purposes of this Agreement.

     Section 6.9 Additional Covenants. Neither DST nor OMS shall, and DST shall cause the DST Entities not to, take any actions which will prevent or materially impede or delay DST (or its respective Subsidiaries) from making the representations and warranties to be made under this Agreement. DST shall, and shall cause its Subsidiaries (including OMS) to take all actions necessary and appropriate to ensure that when the OMS Shares are delivered to Janus at the Closing, the Business Assets will be free and clear of any Encumbrances (other than the Permitted Encumbrances) and any Liabilities (other than Business Liabilities), and the Additional Assets will be free and clear of any Encumbrances and any Liabilities.

     Section 6.10 [Reserved].

     Section 6.11 Insurance Policies.

          6.11.1 DST shall, and shall cause the DST Entities and OMS to, use their reasonable commercial efforts to maintain all Insurance Policies (or comparable policies providing substantially similar coverage with respect to OMS, the Business, the Business Assets and the Business Liabilities) in full force and effect at all times up to and including the Closing Date and shall pay all premiums, deductibles and retro-adjustment billings, if any, with respect thereto covering all periods, and ensuring coverage of the Business, up to and including the Closing Date.

     Section 6.12 Confidentiality; Access to Records after Closing.

          6.12.1 The parties hereto agree that the provisions of the Confidentiality Agreement shall remain in full force and effect (and OMS agrees to be bound thereby to the same extent as DST as if a party thereto); provided, that as of the Closing Date, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties. If the transactions contemplated hereby are consummated, (a) Janus and OMS shall hold, and shall cause their respective officers, directors, employees, representatives, consultants, advisors and agents, to hold, and (b) DST shall not use (or take any action to use) in any manner detrimental to OMS and shall hold, and shall cause the DST Entities and their respective officers, directors, employees, representatives, consultants, advisors and agents, to not use (or take any action to use) in any manner detrimental to OMS and to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law or regulation (including the Securities Act and Exchange Act), all documents and information obtained by such Persons in connection with the transactions contemplated hereby or otherwise obtained hereunder (“Confidential Information,” which term shall, after Closing, with respect to DST’s obligations hereunder, include and, with respect to Janus’ and OMS’s obligations hereunder, not include, documents and information relating to the Business, the Business Assets, the Additional Assets and the Business Liabilities), except to the extent that such Confidential Information has been or has become (a) generally available to the public other than as a result of disclosure by any party hereunder or an officer, director, employee, representative, consultant, advisor or agent, of a party hereunder, (b) available to the public on a nonconfidential basis from a source other than an officer, director, employee, representative, consultant, advisor or agent of a Person entitled to the protection offered hereby, (c) except in the case of any documents and information relating to the Business, the Business Assets, the Additional Assets and the Business Liabilities, known to the Person receiving such Confidential Information before the date of disclosure of such Confidential Information to such Person. Nothing herein shall preclude Janus, OMS, DST or the DST Entities or any of their respective officers, directors, employees, representatives, consultants, advisors or agents, receiving Confidential Information from using and/or disclosing information rightfully received from a third party to the extent rightfully permitted by the third party. Nothing contained in this Section 6.12.1 shall preclude the disclosure of Confidential Information, on the condition that it remains confidential, to auditors, attorneys, lenders, financial advisors and other officers, directors, employees, representatives, consultants, advisors and agents, nor shall it prevent Janus’ or OMS’s disclosure after the Closing of any information (including Confidential Information) relating to the Business or which constitutes a Business Asset or Additional Asset or DST’s or the DST Entities’ disclosure of any information (including Confidential Information) relating to the Retained Business or which constitutes an Excluded Asset.

          6.12.2 DST recognizes that, after the Closing, it may have documents, books, records, work papers and information, whether in written, magnetic, electronic or optical form (collectively, “Records”) which relate to the Business with respect to the period or matters arising prior to the Closing, including Records pertaining to the Business Assets, the Additional Assets, the Business Liabilities and OMS’ respective employees, assets and liabilities (the “Business Records”) or other Records relating to the Business. DST will use, and will cause its respective Affiliates to use, reasonable commercial efforts not to use (or take any action to use) Business Records and Confidential Business Information of the Business, except as provided for in this Agreement or the Ancillary Agreements, or, prior to the Closing, as required in the Ordinary Course of Business, and to preserve the confidentiality of any information contained in the Business Records and Confidential Business Information of the Business and (for so long as it remains non-public including after termination or expiration of this Agreement) to keep such information confidential, subject to any provisions of confidentiality in the Ancillary Agreements. DST further recognizes that Janus or its Affiliates may need access to such Business Records and other Records after the Closing. Upon Janus’ or OMS’ reasonable request DST shall provide Janus or OMS and their respective employees, representatives and agents access to, and the right to photocopy (at Janus’ or OMS’ expense), during normal business hours on reasonable advance notice, such reasonably requested Records. DST shall use reasonable commercial efforts to maintain all such Records for the same length of time that DST maintains its own Records, or, at DST’s discretion (at DST’s expense) or (at any time) at Janus’ or OMS’s reasonable request (at Janus’ or OMS’s expense), transfer any such Records to Janus or OMS.

          6.12.3 Notwithstanding any provision herein to the contrary, from and after the Closing, Records pertaining to Taxes shall be governed solely by the Tax Sharing Agreement.

     Section 6.13 Release of Restrictions; Intercompany Accounts.

          6.13.1 DST shall use its reasonable commercial efforts to obtain at or before the Closing the written release and waiver from all appropriate Persons of (i) any and all Encumbrances (other than Permitted Encumbrances) imposed on the Business, the Business Assets and the OMS Shares), (ii) any and all Encumbrances imposed on any of the Additional Assets, and (iii) any and all guaranties granted or required to be granted by OMS in respect of any Indebtedness (including the Credit Facilities) or other obligations of DST or any of its Affiliates (other than OMS) (all such encumbrances and guaranties, the “Restrictions”).

          6.13.2 Prior to the Closing, all intercompany receivables or payables and loans then existing between DST and its Affiliates (other than OMS), on the one hand, and OMS, on the other hand, shall be settled by way of capital contribution, dividend or otherwise and all Intercompany Arrangements shall be terminated, except for those arrangements contemplated by the Ancillary Agreements.

     Section 6.14 Options to Purchase DST Stock Held By Business and Former Business Employees Accounts. DST or its relevant Affiliate shall take all steps necessary or appropriate to cause all unexercised options to purchase shares of DST’s or its Affiliates’ stock held by Business Employees or Former Business Employees that are outstanding as of the Closing Date (the “DST Options”) not to terminate due to or on account of (directly or indirectly) the Closing, and shall cause the DST Options to become fully vested in such Business Employees or Former Business Employees effective as of the Closing. DST shall cause the DST Options to remain outstanding and exercisable pursuant to the terms of such Options until the normal expiration date of the DST Options as set forth on the grant or award agreement or certificate with respect to such DST Options (i.e., with deemed continuous employment with DST or its Affiliates until the expiration date of the Options), unless such treatment is otherwise not permitted by applicable law.

     Section 6.15 Cooperation with Respect to Financial Reporting. After the date of this Agreement, until the third anniversary of the date hereof, DST shall, and shall cause the DST Entities and OMS to, reasonably cooperate with Janus (at Janus’ expense) in connection with Janus’ preparation of historical financial statements of the Business as required for Janus’ filings under the Exchange Act following the Closing. After the Closing, until the third anniversary of the date hereof, Janus shall, and shall cause OMS to, reasonably cooperate with DST (at DST’s expense) in connection with DST’s preparation of pro forma and historical financial statements of the Business as may be required for DST’s filings under the Exchange Act following the Closing.

     Section 6.16 Non-Solicitation of Employees. For a period of three years from and after the Closing Date, DST and Janus shall not, and shall cause each of their respective Subsidiaries not to, directly or indirectly, solicit the employment of any employee of the other or of its Subsidiaries following the Closing, without the other’s prior written consent; provided, however, that the foregoing provisions shall not apply to (i) a general advertisement or solicitation program that is not specifically targeted at such persons or (ii) the solicitation of any employee after such time that such employee’s employment has been terminated.

     Section 6.17

     [*** Note: approximately two and one half pages of text are omitted]

     Section 6.18 [Reserved].

     Section 6.19 No Solicitation. From the date hereof until the Closing or the earlier termination of this Agreement, other than in the Ordinary Course of Business, DST shall not, nor shall it authorize or permit any of the DST Entities or OMS to, solicit the submission of any offers or proposals for the Business, OMS, the Business Assets or the Business Liabilities from any third party or otherwise directly or knowingly indirectly pursue any offer or proposal so received. From the date hereof until the Closing or the earlier termination of this Agreement, Janus shall not, nor shall it authorize or permit any of its Subsidiaries to, solicit the submission of offers or proposals for the sale of the Janus DST Shares, from any third party or otherwise directly or knowingly indirectly pursue any offer or proposal so received.

     Section 6.20 Use of Names. Within 30 days after the Closing, (a) Janus shall cause OMS to change its corporate name to a name that does not include the name of DST or of any of its Subsidiaries and (b) Janus shall have no right to use the name of DST or of any of its Subsidiaries, except that, for a period ending 45 days after the Closing, Janus shall have the right to use any catalogues, sales and promotional materials and printed forms that use such name and are included in the Intellectual Property as of the Closing, or that have been ordered prior to the

Closing for use in the Business; provided, however, that (a) promptly after the Closing Date, Janus shall make all filings with the appropriate Governmental Authorities to effectuate such name change, (b) Janus shall use its reasonable commercial efforts to minimize the usage of the names referred to in Section (a) hereof, and to discontinue it as soon as practicable after the Closing and (c) notwithstanding anything to the contrary in this Section 6.20, to the extent any approvals of Governmental Authorities are necessary to effectuate the said name change, the time limits specified in this Section 6.20 shall be extended by the time period necessary to obtain such approvals, so long as Janus begins the process of seeking such approval within 30 days after the Closing.

     Section 6.21 [Reserved].

     Section 6.22 DST Share Value Determination Period. During the twenty-day period used to calculate the DST Share Value, DST agrees that it shall not, and shall cause its Subsidiaries not to, directly or indirectly, sell or offer to sell any shares of DST Common Stock (or any securities convertible into, or whose value is determined by reference to, any such shares), or solicit or induce other Persons to sell or offer to sell any shares of DST Common Stock (or any securities convertible into, or whose value is determined by reference to, any such shares); provided that the foregoing shall not apply to transactions with participants in DST’s employee stock option or stock purchase plans in a manner consistent with past practice under such employee stock option or stock purchase plans. During the twenty-day period used to calculate the DST Share Value, Janus agrees that it shall not and shall cause its Subsidiaries (other than Subsidiaries involved in the investment advisory business, to the extent of its activities in connection with the investment advisory business (in such capacity, the “IAB Subsidiaries”)) not to, purchase or offer to purchase any shares of DST Common Stock (or any securities convertible into, or whose value is determined by reference to, any such shares), or solicit or induce other Persons (other than in connection with investment advisory business of the IAB Subsidiaries) to purchase or offer to purchase any shares of DST Common Stock (or any securities convertible into, or whose value is determined by reference to, any such shares).

     Section 6.23 Waiver. In consideration of the transactions contemplated hereby, as of the Closing, DST, on behalf of itself and each of its Subsidiaries and Affiliates (other than OMS) and their respective heirs, executors, successors and assigns (the “Waiving Parties”), releases, waives and forever discharges, in all capacities, including as stockholders of OMS, from and after the Closing any and all Claims, known or unknown, that the Waiving Parties ever had, now have or may have against OMS and its officers, directors, employees or agents in connection with or arising out of any act or omission of OMS or its officers, directors, employees, advisers or agents, in such capacity, at or prior to the Closing; provided, however, that nothing in this Section 6.23 shall be deemed a waiver by the Waiving Parties of any rights under this Agreement or any of the other agreements contemplated in connection herewith.

     Section 6.24 Certain Tax Matters.

          6.24.1 Each party hereto shall use its respective reasonable commercial efforts to enable each of Janus and DST to receive each of the opinions described in clauses (a) and (b) of Section 8.1.3, and will not knowingly take any action, cause any action to be taken, fail to take any reasonable action or cause any reasonable action to fail to be taken, which action or failure to act would reasonably be expected to prevent DST or Janus from receiving either of such opinions.

     Section 6.25 DST Shares Retained by Janus.

          6.25.1 From and after the Closing Date until the tenth anniversary of the Closing, Janus shall not, and shall cause each of its Subsidiaries (other than the IAB Subsidiaries) not to, directly own or acquire or agree to acquire (other than in the course of the investment advisory business of the IAB Subsidiaries) any shares of DST Common Stock, which will have the effect of increasing the number of shares of DST Common Stock that Janus and its Subsidiaries (other than the IAB Subsidiaries) will own, in the aggregate, following the Closing above 7,424,052 shares (the “Share Limit”), appropriately adjusted for any stock dividend, stock spit, reverse stock split, share combination, reclassification, recapitalization or similar transaction with respect to the DST Common Stock; provided that in the event that Janus or any of its Subsidiaries acquires and thereafter owns shares of DST Common Stock in connection with any merger, consolidation or other business combination with, or purchase of all or substantially all of the assets of or equity interests in, any Person, then the Share Limit shall be deemed to be equal to 7,424,052 shares plus the number of shares acquired and thereafter owned in connection with such transaction; provided, further, that this Section 6.25.1 shall not be binding upon or apply to any Person who merges, consolidates, or otherwise becomes affiliated with Janus or any of its Affiliates or successors under any reorganization, merger, consolidation, recapitalization, or purchase or other acquisition of all or substantially all of the assets of or equity interests of Janus, or any comparable business combination transaction, whether in one transaction or in a series of related transactions, as a result of which the individuals and entities who were the beneficial owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the outstanding capital stock of Janus entitled to vote generally in the election of directors immediately prior to such transaction cease to beneficially own, directly or indirectly, at least a majority of the outstanding shares of the capital stock entitled to vote generally in the election of directors of the Person surviving or resulting from such transaction (including, without limitation, a Person which as a result of such transaction owns Janus or all or substantially all of Janus’ assets either directly or through one or more Subsidiaries) immediately following consummation of such transaction or series of related transactions.

          6.25.2 From and after the Closing Date until the tenth anniversary of the Closing, Janus shall not, and shall cause each of its Subsidiaries (other than the IAB Subsidiaries) not to, sell or otherwise dispose of any shares of DST Common Stock, to any of the Persons listed on Section 6.25.2 of DST’s Disclosure Schedule (other than in the course of the investment advisory business of the IAB Subsidiaries), except for sales made on the New York Stock Exchange, or on any other national securities exchange on which the DST Common Stock is listed, or if not so listed and such DST Common Stock is admitted for trading on the Nasdaq National Market or the Nasdaq Smallcap Market, on such Nasdaq Market, or if not so listed, on any other exchange or inter-dealer quotation system in which the purchasers and sellers are anonymous with respect to one another.

     Section 6.26 Financing. DST will use its reasonable best efforts to secure as promptly as practicable, the financing necessary to permit the funding of at least one hundred fifty million dollars ($150,000,000) of the Cash Amount at an initial interest rate of four percent (4%) per annum or less (which rate may be fixed or floating) and a maturity of not less than three hundred sixty four (364) days and otherwise on reasonable and customary terms and conditions for a financing of comparable size and form (the “Financing”). As of the date hereof, DST does not know of any fact, agreement, plan or other circumstance, in each case that could reasonably be expected to prevent DST from obtaining the Financing or satisfying the condition set forth in Section 8.3.3.

ARTICLE VII.

TAX MATTERS

Notwithstanding anything to the contrary in this Agreement, from and after the Closing, except as expressly provided in the Tax Sharing Agreement, (a) the parties’ sole and exclusive representations, warranties, covenants, agreements or other obligations (including indemnities or any obligations) arising pursuant to this Agreement, by Laws or otherwise with respect to tax matters (interpreted it its broadest sense) including the tax consequences of the transactions contemplated in this Agreement and any other subject matters referred to in the Tax Sharing Agreement shall be as set forth therein; and (b) no other representation, warranty, covenant, agreement or obligation (including indemnities or any obligations) arising pursuant to this Agreement, by Laws or otherwise shall be deemed to apply to such matters.

ARTICLE VIII.

CONDITIONS TO CLOSING

     Section 8.1 Mutual Conditions. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or, if legally permitted, waiver at or prior to the Closing of the following conditions:

          8.1.1 the DST Stockholders Approval shall have been obtained;

          8.1.2 No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order of any nature that prohibits, enjoins or restrains the consummation of the transactions contemplated by this Agreement;

          8.1.3 DST shall have received an opinion of each of Sonnenschein Nath & Rosenthal and PricewaterhouseCoopers LLP, and (b) Janus shall have received an opinion of each of Wachtell, Lipton, Rosen & Katz and Ernst & Young LLP, in each case in form and substance substantially as set forth as Exhibits B-1 through B-4, dated as of the Closing Date;

          8.1.4 The consents and approvals of Governmental Authorities required under the HSR Act shall have been obtained (or any applicable waiting period thereunder shall have expired or been terminated); and

          8.1.5 Each of the Ancillary Agreements, except as provided in the letter agreement between the parties dated August 25, 2003 accompanying the Ancillary Agreements, shall be executed and entered into by each of the parties thereto.

     Section 8.2 Conditions to Janus’ Obligations. The obligations of Janus to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Janus prior to or at the Closing of each of the following conditions:

          8.2.1 The representations and warranties of DST and its Affiliates set forth in Article IV of this Agreement or in any agreement or certificate delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct as of the date hereof and as of the Closing (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date), and Janus shall have received a certificate, dated the Closing Date, signed on behalf of DST by an appropriate officer of DST to such effect; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or is reasonably likely to have a Material Adverse Effect on the Business or OMS. For the avoidance of doubt, the preceding proviso shall have no effect upon DST’s obligations under Article X.

          8.2.2 DST and OMS shall have performed in all material respects each obligation and agreement to be performed by it, and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing, and Janus shall have received a certificate, dated the Closing Date, signed on behalf of DST by an appropriate officer of DST to such effect.

          8.2.3 Prior to or at the Closing, DST shall have obtained the Required Consents other than the Estoppel Certificates and the landlord consents referred to in Section 6.6.2 and those required consents the failure of which to obtain will not have a Material Adverse Effect on the Business or OMS following the Closing.

          8.2.4 Janus shall have obtained the Janus Consent; provided that Janus shall have used its reasonable commercial efforts to obtain the Janus Consent.

          8.2.5 Since the date hereof, there shall not have been any Material Adverse Effect with respect to the Business or OMS.

          8.2.6 Prior to or at the Closing, DST shall have delivered to Janus the items to be delivered pursuant to Section 2.3.

          8.2.7 Prior to or at the Closing, the Reorganization shall have been completed.

          8.2.8 Prior to or at the Closing, DST shall have delivered to Janus a schedule setting forth the name of each Business Employee, along with the Employee’s job title and reporting position, current salary and bonus opportunity, and years of service, and designating the Employee’s status as exempt or non-exempt under the Fair Labor Standards Act, whether the

Employee’s years of service are continuous or broken, and whether the Employee is full-time or part-time, which schedule shall be in form reasonably satisfactory to Janus.

     Section 8.3 Conditions to DST’s and OMS’s Obligations. The obligations of DST and OMS to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Closing of each of the following conditions:

          8.3.1 The representations and warranties of Janus set forth in Article V of this Agreement or in any agreement or certificate delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct as of the date hereof and as of the Closing (except that representations and warranties made as of a specified date shall be true and correct only as of such specified date), and DST shall have received a certificate, dated the Closing Date, signed on behalf of Janus by an appropriate officer of Janus to such effect; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or is reasonably likely to have a material adverse effect on the ability of Janus to consummate the transactions contemplated hereby. For the avoidance of doubt, the preceding proviso shall have no effect upon Janus’ obligations under Article X.

          8.3.2 Janus shall have performed in all material respects each obligation and agreement to be performed by it, and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing, and DST shall have received a certificate, dated the Closing Date, signed on behalf of Janus by an appropriate officer of Janus to such effect.

          8.3.3 DST shall have entered into customary agreements providing for the receipt by DST of the Financing (it being understood that DST may not assert this condition in the event that it has breached its obligation under Section 6.26, including if such Financing is available to DST from Janus or other sources on terms and conditions consistent with those set forth in Section 6.26).

          8.3.4 DST shall have received Credit Facilities Consents; provided that DST shall have used its reasonable commercial efforts to obtain the Credit Facilities Consent.

          8.3.5 Prior to or at the Closing, Janus shall have delivered to DST the items to be delivered pursuant to Section 2.4.

     Section 8.4 Frustration of Closing Conditions. None of DST, OMS or Janus may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable commercial efforts to cause the Closing to occur as required by Section 6.6.1.

ARTICLE IX.

TERMINATION

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

          9.1.1 by mutual written consent of DST and Janus;

          9.1.2 by either Janus or DST upon written notice to the other if the Closing shall not have been consummated on or before January 30, 2004; provided that the right to terminate this Agreement under this Section 9.1.2 shall not be available to a party if such party’s or such party’s Affiliate’s willful act or willful failure to act has been the cause of or resulted in the failure of the Closing to be consummated on or before the January 30, 2004;

          9.1.3 by either DST or Janus upon written notice to the other if the DST Stockholder Approval shall not have been obtained by reason of the failure to obtain the Required Vote, upon the taking of such vote at a duly held meeting of the stockholders of DST or at any adjournment thereof; provided that the right of DST to terminate this Agreement under this Section 9.1.3 shall not be available to DST if its breach of Section 6.1 or 6.2 has been the cause of, or resulted in, such failure;

          9.1.4 by Janus upon written notice to DST, if any of the conditions to the Closing set forth in Section 8.2 shall have become incapable of fulfillment by the January 30, 2004 and shall not have been waived in writing by Janus;

          9.1.5 by either DST or Janus upon written notice to the other that the conditions set forth in Section 8.1.3 have become incapable of fulfillment by January 30, 2004 due to changes in the law, regulations or interpretations of the Internal Revenue Service.

          9.1.6 by DST upon written notice to Janus, if any of the conditions to the Closing set forth in Section 8.3 shall have become incapable of fulfillment by the January 30, 2004 and shall not have been waived in writing by DST; or

          9.1.7 by Janus, if DST shall not have obtained the Credit Facilities Consent or the Financing within ninety (90) days from the date of this Agreement.

          9.1.8 by either Janus or DST upon written notice to the other, if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby

          9.1.9 by DST, if Janus shall not have obtained the Janus Consent within ninety (90) days from the date of this Agreement.

     Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement, except for the provisions of (i) Section 6.12.1 relating to the obligation of the parties to keep confidential certain information obtained by it, (ii) Article XI, and (iii) this Section 9.2, shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders. Notwithstanding the foregoing, (a) nothing in this Section 9.2 shall relieve any party hereto of liability for a willful breach of any of its obligations under this Agreement, and (b) if it shall be finally judicially determined that termination of this Agreement was caused by an intentional and deliberate breach of this Agreement, then, in addition to other remedies at Law or equity for breach of this Agreement, the party so found to have intentionally and deliberately breached this Agreement shall indemnify and hold harmless the other parties hereto for their respective out-of-pocket costs, including the reasonable fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, as well as reasonable fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation.

ARTICLE X.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     Section 10.1 Survival of Representations and Warranties. All of the representations and warranties provided for in this Agreement or in any agreement or certificate delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall survive the Closing until the second anniversary of the Closing; provided that the representations and warranties set forth in Sections 4.1.1, 4.2 and 4.12 and in Sections 5.1 and 5.4 shall survive indefinitely and the representations and warranties set forth in Sections 4.3 and 5.2 shall survive until the third anniversary of the Closing; provided further that any representations and warranties shall survive with respect to, and to the extent of, any claim for indemnification made in accordance with this Article X prior to the applicable termination date.

     Section 10.2 Indemnification by DST.

          10.2.1 Subject to the limitations set forth in this Article X, subsequent to the Closing, DST shall indemnify, defend and hold harmless Janus and its respective Subsidiaries (including, following the Closing, OMS), and Affiliates, and their respective officers, directors, employees, agents and representatives, and each of their heirs, executors, successors and assigns (collectively, the “Representatives”), against and in respect of any and all Damages arising out of, resulting from or incurred in connection with or relating to:

              10.2.1.1 any breach of a representation or warranty made by DST or OMS in this Agreement or any Schedule hereto or other agreement or document delivered in connection herewith;

              10.2.1.2 any breach of any agreement or covenant of DST or OMS contained in this Agreement;

              10.2.1.3 the Excluded Liabilities, the Excluded Assets, the Retained Business and any legal, administrative or arbitration proceeding, suit or action of any nature with respect thereto; or

              10.2.1.4 any Restrictions;

              10.2.1.5 the claim described in Section 4.17.1 of DST’s Disclosure Schedule; or

              10.2.1.6. the failure of DST to obtain the consents referred to in Section 4.4 of the DST Disclosure Schedule.

          10.2.2 Notwithstanding the foregoing and subject to the following sentence, in the case of (i) Damages incurred as a result of a breach set forth in Section 10.2.1.1 or 10.2.1.2 and (ii) Other Tax Liabilities (as defined in the Tax Sharing Agreement) for which DST would otherwise be liable pursuant to Section 3.a(ii) of the Tax Sharing Agreement, DST shall not be liable for indemnification hereunder or under Section 3.a(ii) of the Tax Sharing Agreement unless and until the aggregate amount of such Damages, together with any such Other Tax Liabilities, exceeds five million dollars ($5,000,000) (the “DST Basket”), in which event Janus shall be entitled to indemnification for all Damages and Other Tax Liabilities in excess of the DST Basket; provided, that DST’s aggregate liability with respect to Section 10.2.1.1 or 10.2.1.2 hereof and Section 3.a(ii) of the Tax Sharing Agreement shall in no event exceed one hundred fifteen million dollars ($115,000,000) (the “DST Cap”). Neither the DST Basket nor the DST Cap shall apply to Income Tax Liabilities (as defined in the Tax Sharing Agreement), Damages under Section 10.2.1.3, 10.2.1.4, 10.2.1.5 or 10.2.1.6 above or Damages incurred as a result of a breach of representations or warranties contained in Sections 4.1, 4.2, 4.3, 4.12 or 4.15, or a breach of any agreement or covenant (other than the covenants contained in Section 6.6 and Section 10.2) of DST or any of its Affiliates (other than OMS) contained in this Agreement to be performed after Closing. It is understood that to the extent a matter constitutes both a breach of a representation or warranty and an Excluded Liability, the matter shall be treated as an Excluded Liability and the DST Basket and DST Cap shall not apply thereto.

          10.2.3 In order to prevent duplication of recovery under this Agreement with respect to any particular Damage: (a) Janus will not be entitled to indemnification under this Article X for any Damages to the extent such Damages have reduced the amount of Business Assets or increased the amount of Business Liabilities, in each case which are set forth on the Closing Date Balance Sheet and included in the calculation of Adjusted Shareholders Equity, and (b) no party will be entitled to indemnification for any particular Damages (or application of particular Damages against the applicable basket) under any provision of this Agreement to the extent such party has already been indemnified for such Damages (or such Damages have already been applied against the applicable basket) under another provision of this Agreement.

     Section 10.3 Indemnification by Janus.

          10.3.1 Subject to the limitations set forth in this Article X, subsequent to the Closing, Janus shall indemnify, defend and hold harmless DST and its Representatives, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with or relating to:

              10.3.1.1 any breach of a representation or warranty made by Janus in this Agreement or any Schedule hereto or other agreement or document delivered in connection herewith;

              10.3.1.2 any breach of any agreement or covenant of Janus contained in this Agreement;

              10.3.1.3 any Business Liability; or

              10.3.1.4 Janus’ operation of the Business after Closing, but not to the extent resulting from DST’s or any of its Affiliates’ (including OMS’s) actions or operations prior to Closing.

          10.3.2 Notwithstanding the foregoing and subject to the following sentence, in the case of Damages incurred as a result of a breach set forth in Section 10.3.1.1 or 10.3.1.2, Janus shall not be liable for indemnification hereunder unless and until the aggregate amount of such Damages exceeds five million dollars ($5,000,000) (the “Janus Basket”), in which event DST shall be entitled to indemnification for all Damages in excess of the Janus Basket; provided, however, that Janus’ aggregate liability with respect to Section 10.3.1.1 or 10.3.1.2 shall in no event exceed one hundred fifteen million ($115,000,000) (the “Janus Cap”). Neither the Janus Basket nor the Janus Cap shall apply to Damages under Section 10.3.1.3 or 10.3.1.4 above or Damages incurred as a result of a breach of representations or warranties contained in Sections 5.1, 5.2 or 5.4 or a breach of any agreement or covenant of Janus contained in this Agreement to be performed after Closing. It is understood that to the extent a matter constitutes a Business Liability but also constitutes a breach of a representation or warranty by DST or OMS, the matter shall not be treated as a Business Liability for purposes of Section 10.3.

     Section 10.4 Definition of Damage; Determination of Indemnification. For purposes of this Article X, “Damages” shall mean, collectively, any and all claims, damages, settlement amounts, penalties, or losses, whatsoever (other than consequential damages), together with out-of-pocket costs and expenses, including reasonable fees and disbursements of counsel, accountants, consultants or experts and expenses of investigation incurred by a party entitled to indemnification hereunder as a result of a matter giving rise to a claim for indemnification hereunder, such amounts to be (a) determined net of (1) the insurance proceeds which the indemnified party actually receives in respect of such matter and (2) indemnity payments which the indemnified party actually receives from parties other than the indemnifying party hereunder in respect of such matter, (b) increased by any Tax (or increased by any reduction in any Tax Benefit) actually borne by the indemnified party that would not have been borne but for such Damages or the payment of any indemnity in respect thereof and (c) decreased by any Tax Benefit (or decreased by any reduction in any Tax) actually realized by the indemnified party that would not have been realized but for such Damages or the payment of any indemnity in respect thereof. For purposes of this paragraph, the indemnified party will be deemed to recognize a Tax Benefit with respect to a taxable year if, and to the extent that, the indemnified party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Damages and the receipt of indemnity payments therefor from all taxable years, exceeds the indemnified party’s actual cumulative tax liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Damages and the receipt of indemnity payments therefor for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items taken into account for any taxable year). When, as, and if the indemnified party recognizes any Tax Benefit attributable to Damages after the making of indemnification payments therefor, and to the extent such Tax Benefit has not reduced the amount of such indemnification payments, the indemnified party will promptly after recognition thereof pay in cash the amount of such recognized Tax Benefit to an account specified by the indemnifying party. Notwithstanding the foregoing, no indemnified party shall have any duty to mitigate or seek any other sources of recovery.

     Section 10.5 Notice.

          10.5.1 If any matter shall arise which may involve or give rise to a claim by Janus against DST under the provisions of Section 10.2 or by DST against Janus under the provisions of Section 10.3 (an “Indemnity Claim”), Janus or DST, as the case may be, shall give prompt written notice (a “Notice of Claim”) of such Indemnity Claim, a description in reasonable detail of the factual basis thereof (to the extent such information is available), and the amount of indemnity sought (if then known or reasonably determinable) to DST (if a claim by Janus) or to Janus (if a claim by DST); provided, that the failure to give timely notice will not relieve DST (if a claim by Janus) or Janus (if a claim by DST) from the obligation to indemnify against such claim except to the extent that DST (if a claim by Janus) or Janus (if a claim by DST) establishes by competent evidence that it is materially prejudiced thereby.

          10.5.2 If DST does not, within 45 days after receipt of a Notice of Claim, notify Janus in writing that DST disputes the applicable Indemnity Claim, in whole or in part, then DST shall promptly pay to Janus by wire transfer of immediately available funds to an account designated by Janus the amount of the Indemnity Claim. If DST within 45 days after receipt of a Notice of Claim notifies Janus in writing that DST disputes the applicable Indemnity Claim, in whole or in part, then the provisions of Section 10.5.4 shall apply. If a Notice of Claim is made by Janus under Section 10.5.1 hereof and if it is agreed or determined (pursuant to Section 10.5.4 or by a court of competent jurisdiction) that DST is obligated to indemnify Janus, such indemnification shall be paid promptly by wire transfer of immediately available funds to an account designated by Janus.

          10.5.3 If Janus does not, within 45 days after receipt of a Notice of Claim, notify DST in writing that Janus disputes the applicable Indemnity Claim, in whole or in part, then Janus shall promptly pay to DST by wire transfer of immediately available funds to an account designated by DST the amount of the Indemnity Claim. If Janus within 45 days after receipt of a Notice of Claim notifies DST in writing that Janus disputes the applicable Indemnity Claim, in whole or in part, then the provisions of Section 10.5.4 shall apply. If a Notice of Claim is made by DST under Section 10.5.1 hereof and if it is agreed or determined (pursuant to Section 10.5.4 or by a court of competent jurisdiction) that Janus is obligated to indemnify DST, such indemnification shall be paid promptly by wire transfer of immediately available funds to an account designated by DST.

          10.5.4 In the event that the indemnifying party disputes the existence and/or amount of a claim for indemnification set forth in a Notice of Claim, it will be entitled to deliver a notice to the indemnified party disputing its validity or the amount thereof (the “Claim Dispute Notice”). The Claim Dispute Notice will be given within 45 days of receipt of the Notice of Claim to which the Claim Dispute Notice relates. Upon receiving such Claim Dispute Notice, the indemnified party shall provide the indemnifying party with access to such books and records as may be reasonably requested by the indemnifying party for purposes of verifying such claim. The indemnified party and the indemnifying party shall in good faith meet promptly after such review so as to come to a settlement of the matter. In the event a settlement is not achieved within 30 days after the date of the Claim Dispute Notice, the indemnified party may pursue whatever legal remedies may be available.

     Section 10.6 Third Party Claim.

          10.6.1 If Janus’ Indemnity Claim involves any Action brought or made by any third party (a “Third Party Claim”), then DST may elect (by written notice to Janus delivered within thirty (30) days of notice by Janus to DST pursuant to Section 10.5.1) to assume at its expense the defense of such Third Party Claim using counsel reasonably acceptable to Janus; provided that DST may not so elect if Janus has been pursuing the defense thereof for at least six months and DST’s assumption of such defense would materially prejudice Janus or the defense. If DST does not so elect to assume such defense, then such Third Party Claim shall be defended by Janus in such manner as it reasonably deems appropriate (and the costs, fees and expenses of Janus for such defense shall constitute Damages), including entering a reasonable settlement thereof in which event the settlement plus Janus’ costs, fees and expenses with respect thereto shall be the Damage; provided that Janus shall not enter into any settlement of such Third Party Claim without the prior written consent of DST, which consent shall not be unreasonably withheld, unless DST and its Affiliates have no liability therefor, are not required to admit any liability and will not be bound by any restrictions or limitations on its or their conduct thereafter, and no negative precedent for future claims, actions or litigation against DST and its Affiliates will be established, in which case no consent shall be required. If the Third Party Claim has been assumed by DST, DST shall cooperate with Janus in connection with such defense and shall permit Janus to participate therein; provided, that DST shall not be liable to Janus under the provisions hereof for any legal or other expenses incurred by Janus in connection with Janus’ participation in the defense of such Third Party Claim after DST has elected to assume the defense thereof so long as DST is diligently contesting such Third Party Claim in good faith, unless Janus determines in good faith that an actual or potential conflict of interest exists between Janus and DST or that there are different or additional defenses available to Janus that are not available to DST, in which case Janus may engage separate counsel (the fees and costs of which shall be borne by DST). DST may not enter into any settlement of a Third Party Claim without the prior written consent of Janus, which will not be unreasonably withheld.

          10.6.2 If DST’s Indemnity Claim involves a Third Party Claim, then Janus may elect (by written notice to DST delivered within thirty (30) days of notice by DST to Janus pursuant to Section 10.5.1) to assume at its expense the defense of such Third Party Claim using counsel reasonably acceptable to DST; provided that Janus may not so elect if DST has been pursuing the defense thereof for at least six months and Janus’ assumption of such defense would materially prejudice DST or the defense. If Janus does not so elect to assume such defense, then such Third Party Claim shall be defended by DST in such manner as it reasonably deems appropriate (and the costs, fees and expenses of DST for such defense shall constitute Damages), including entering a reasonable settlement thereof in which event the settlement plus DST’s costs, fees and expenses with respect thereto shall be the Damage; provided that DST shall not enter into any settlement of such Third Party Claim without the prior written consent of Janus, which consent shall not be unreasonably withheld, unless Janus and its Affiliates have no liability therefor, are not required to admit any liability and will not be bound by any restrictions or limitations on its or their conduct thereafter, and no negative precedent for future claims, actions or litigation against Janus and its Affiliates will be established, in which case no consent shall be required. If the Third Party Claim has been assumed by Janus, Janus shall cooperate with DST in connection with such defense and shall permit DST to participate therein; provided, that Janus shall not be liable to DST under the provisions hereof for any legal or other expenses incurred by DST in connection with DST’s participation in the defense of such Third Party Claim after Janus has elected to assume the defense thereof so long as Janus is diligently contesting such Third Party Claim in good faith, unless DST determines in good faith that an actual or potential conflict of interest exists between DST and Janus or that there are different or additional defenses available to DST that are not available to Janus, in which case DST may engage separate counsel (the fees and costs of which shall be borne by Janus). Janus may not enter into any settlement of a Third Party Claim without the prior written consent of DST, which will not be unreasonably withheld.

     Section 10.7 Exclusivity. Following the Closing, except in the case of common law fraud or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, the sole and exclusive remedy of the parties with respect to any and all claims arising from any breach of this Agreement or any of the other matters addressed in Section 10.2 or 10.3 shall be pursuant to the indemnification provisions set forth in this Article X; provided that all matters relating to Taxes shall be addressed in the Tax Sharing Agreement.

ARTICLE XI.

MISCELLANEOUS

     Section 11.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or, if mailed, three calendar days after the date of mailing, as follows:

If to DST:	DST Systems, Inc. 333 West 11th Street, Kansas City Missouri, 64105 Facsimile: (816) 435-8630 Attention: Randall D. Young Esq.

with copies to:	Sonnenschein Nath & Rosenthal LLP 4520 Main Street, Suite 1100 Kansas City, MO 64111 Facsimile: (816) 531-7545 Attention: John F. Marvin, Esq.

If to Janus:	Janus Capital Group Inc. 100 Fillmore Street, Denver, Colorado 80206 Facsimile: (303) 394-7714 Attention: Thomas A. Early, Esq.

and with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Facsimile: (212) 403-2000 Attention: Craig M. Wasserman, Esq.

or to such other address and with such other copies as any party hereto shall notify the other parties hereto (as provided above) from time to time.

     Section 11.2 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise expressly provided herein, each of the parties hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein (including legal fees, accounting fees, investment banking fees and filing fees).

     Section 11.3 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for any district within such state for the purpose of any Action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the laying of venue in such court. Service of process in connection with any such Action may be served on each party hereto by the same methods as are specified for the giving of notices under this Agreement. Each party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such Action brought in such courts and irrevocably and unconditionally waives any claim that any such Action brought in any such court has been brought in an inconvenient forum.

     Section 11.4 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement or any Ancillary Agreement is likely to involve complicated and difficult issues, and, therefore, each such party hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable Law, any right such party may have to a trial by jury in respect to any Action directly or indirectly arising out of, under or in connection with or relating to this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement. Each party hereto certifies and acknowledges that (a) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of such Action, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.4.

     Section 11.5 Assignment; Successors and Assigns; No Third Party Rights. This Agreement and the Ancillary Agreements may not be assigned by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment shall be null and void. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided in Section 10.2 or 10.3, this Agreement shall be for the sole benefit of the parties hereto, and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, remedy or claim hereunder. Nothing in this Agreement shall prevent any party and its successors and permitted assigns from consolidating with or merging with or into, or transferring, in one transaction or a series of related transactions, substantially all of its assets to, any Person or Persons; provided, however, that the purchaser of substantially all of the assets of the party or its successor or permitted assign shall agree with the other party to be bound by all of the transferring party’s obligations hereunder.

     Section 11.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

     Section 11.7 Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 11.8 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto or delivered in connection herewith), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the matters covered hereby and thereby, and supersede all previous written, oral or implied understandings among them with respect to such matters.

     Section 11.9 Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 11.10 Publicity; Public Announcements. Unless otherwise required by applicable Laws or the requirements of any national securities exchange (and, in that event, only if time does not permit), at all times prior to the earlier of the consummation of the Closing or termination of this Agreement pursuant to Article IX, DST and Janus shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release with respect to the transactions contemplated hereby and shall not issue any such press release without each other’s consent, which consent shall not be unreasonably withheld or delayed. The parties agree that the initial press release to be issued with respect to this Agreement and the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     Section 11.11 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties hereto entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

     Section 11.12 Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.13 No Strict Construction. Janus and DST each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

     Section 11.14 Knowledge. To the extent that any representation is made to “DST’s knowledge” (or similar words), such knowledge shall refer to the actual knowledge of the individuals listed in Section 11.14 of DST’s Disclosure Schedule under the heading “DST’s knowledge,” without assuming any investigation by such individual. To the extent that any representation is made to “Janus’ knowledge” (or similar words), such knowledge shall refer to the actual knowledge of the individuals listed in Section 11.14 of Janus’ Disclosure Schedule, without assuming any investigation by such individual.

     Section 11.15 Affiliate Status. To the extent that a party hereto is required hereunder to take certain action with respect to entities designated herein as such party’s Affiliates, such obligation shall apply to such entities only during such period of time that such entities are Affiliates of such party.

     Section 11.16 Tax Consequences. Each party hereto acknowledges and agrees that no party has made, or is making in this Agreement, expressly or impliedly, any representation or warranty regarding the tax effects or tax consequences, if any, of the transactions contemplated in this Agreement or in the Ancillary Agreements and that each party has consulted with and is relying upon its own tax advisors with respect to such effects and consequences.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DST SYSTEMS, INC

By:	/s/ Kenneth V. Hager

Name: Kenneth V. Hager Title: Vice President, Chief Financial Officer and Treasurer

DST OUTPUT MARKETING SERVICES, INC

By:	/s/ Kenneth V. Hager

Name: Kenneth V. Hager Title: Vice President

JANUS CAPITAL GROUP INC

By:	/s/ Loren Starr

Name: Loren Starr Title: Sr. Vice President and CFO

Exhibit A — [***]

[***]

[***] “Business Products and Services” shall mean:

Rapid Fulfillment

Rapid Fulfillment is digital printing or electronic delivery of materials that are (i) printed in connection with the acquisition of a new customer by a client of the Business or in response to an inquiry from an existing customer of a client of the Business, and (ii) usually individually personalized with client-supplied name, address and demographic information utilizing a proprietary compilation software application and distributed production sites owned by OMS in New York and Chicago and sites owned by DST and its Affiliates. Rapid Fulfillment services may also include Integrated Fulfillment Services.

Integrated Fulfillment

Integrated Fulfillment is the combination of pick and pack services with Rapid Fulfillment, eLLITE Suite and On-demand services. Pick and pack is the pulling of externally supplied and internally pre-printed materials from inventory and insertion into a mailing with On-demand materials.

Rapid Publisher

Rapid Publisher is a Web-enabled database publishing solution used by clients that offer 403(b) and 401(k) plan administration to their customers. The service utilizes a licensed software application that allows the client to customize participant communication materials based upon the specific plan, and personalize the materials to the specific plan participant.

Rapid Compliance

This service consists of the production of prospectuses, supplements, annual reports and semi-annual reports supplied by customers or third parties for printing and mailing and electronic delivery to meet the regulatory requirements of the 401(k), 403(b), non-variable annuity and mutual fund markets.

Rapid Confirm

Rapid Confirm utilizes the Mail Net software application for distribution of brokerage trade confirmations, margin notices and address changes to distributed print production sites, including those of DST Affiliates, for printing and mailing at those sites for brokerage firm customers.

Rapid Proxy

This product utilizes offset and On-demand capabilities to combine documents such as proxy statements, annual reports, proxy voting cards, business reply envelopes and other materials selected by the client, and bound into a single book that can be personalized to the recipient.

eLLITE Suite

A service that utilizes the eLLITE software application to support order management, inventory management, fulfillment management and document management of documents such as mutual fund fact sheets, prospectuses and other pre-sale and post-sale materials, none of which are personalized documents such as statements.

Rapid Portfolio Services

This service consists of the printing of portfolio reports for high net worth individuals in digital four color format and bound using one of the following: perfect bind, spiral or tape (but for purposes of clarity, portfolio reports bound by other methods, e.g. stapling, are excluded from the definition of this service).

Commercial Printing Services

These services consist of graphics design; plate production; offset printing of Static, Nonrecurring documents utilizing sheet press printing machines; bindery services; envelope printing utilizing jet press machinery; and procurement of the foregoing services from third party commercial printers and resale of such services to clients.

For purposes of the foregoing, the following additional definitions shall apply:

“On-demand” means the printing of Static, documents that were historically offset printed. Documents can be printed On-demand from files stored in electronic databases because the contents of such documents are not altered by the printer except for the recipient’s name, address and limited demographic information that is sometimes used to personalize the document. On-demand documents are prepared in print ready formats and do not require the use of software that formats the document except to the extent necessary to facilitate the insertion of certain variable demographic data unique to a transaction, external event or other action of the recipient. By way of example, account applications and prospectuses are printed On-demand, whereas, mutual fund account statements are not.

“Static” means that the information in the document does not change or fluctuate based upon the occurrence of any transaction, recent event, or action taken by the ultimate recipient of the document, except that the name, address and other personal demographic information of the recipient may be different in each document. By way of illustration, an account application or a prospectus is a Static document, while a mutual fund account statement is not Static because the information varies from document to document based upon various factors such as financial performance and actions of the recipient during the period reflected in the statement.

“Nonrecurring” means that the event giving rise to the printing of the document is of a type that does not usually occur on a repetitive basis when the use of the document by the specific end user is considered. By way of illustration, a Nonrecurring event is the submission by a client to its customer or potential customer of a set of brochures, account applications or other pre-sale marketing materials or fact sheets, or the fulfillment of orders for technical materials that are requested by purchasers or potential purchasers of a client’s goods or services, such as engineering schematics or instructions. In such cases, the end user does not typically need or receive such a document more than once. In contrast, “Nonrecurring” does not include documents of a type that are printed for events or reports such as periodic account statements and confirmations of transactions in mutual fund, brokerage, or other financial accounts, monthly billing for television or utility services, the utilization of insurance benefits or tax reports.

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